Exhibit 10.96
Execution Version
Privileged & Confidential

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

ASSET PURCHASE AGREEMENT

between
Q32 Bio Inc.
and
Q32 Bio Operations Inc.
and
Akebia Therapeutics, Inc.

Dated as of November 28, 2025

TABLE OF CONTENTS
Section 1.1    Sale and Purchase    1
Section 1.2    Closing    4
Section 1.3    Purchase Price    5
Section 1.4    Contingent Consideration    6
Section 1.5    Late Payments    13
Section 1.6    Records    13
Section 1.7    Inspection of Buyer Records    13
Section 1.8    Commercially Reasonable Efforts    14
Section 1.9    Development Updates    14
Section 1.10    Milestone Event Disputes    15
Section 1.11    Currency    16
Section 1.12    Withholding    16
Section 1.13    Transfer Taxes and Other Costs    16
Section 1.14    Allocation of the Consideration    16
ARTICLE 2    REPRESENTATIONS AND WARRANTIES OF SELLER    17
Section 2.1    Organization    17
Section 2.2    Corporate and Governmental Authorization    17
Section 2.3    Non-Contravention    17
Section 2.4    Solvency    18
Section 2.5    Absence of Material Adverse Effect    18
Section 2.6    Material Contracts    18
Section 2.7    Title to Transferred Assets    20
Section 2.8    Completeness of Transferred Assets    20
Section 2.9    Intellectual Property    21
Section 2.10    Litigation    22
Section 2.11    Transferred Materials    22
Section 2.12    Compliance with Laws; Licenses and Permits    22
Section 2.13    Pre-clinical Development and Clinical Trials    24
Section 2.14    Tax Matters    25
Section 2.15    Finders’ Fees    25
Section 2.16    [**]    26
Section 2.17    No Other Representations and Warranties    26
ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF BUYER    26
Section 3.1    Organization    26
Section 3.2    Corporate and Governmental Authorization    26
Section 3.3    Non-Contravention    27
Section 3.4    Sufficiency of Funds    27
Section 3.5    Solvency    27
Section 3.6    Litigation    27
Section 3.7    Finders’ Fees    27
i

ARTICLE 4    CERTAIN COVENANTS    28
Section 4.1    Access to Information; Books and Records    28
Section 4.2    Confidentiality    28
Section 4.3    Public Announcement    29
Section 4.4    Shared Contracts    30
Section 4.5    Further Assurances    31
Section 4.6    Insurance    32
Section 4.7    Wrong Pockets    32
Section 4.8    Transfer Plan; Transition Assistance    32
Section 4.9    License    33
Section 4.10    [**]    33
Section 4.11    Payments from Third Parties; Correspondence    33
Section 4.12    Use of Trademarks    34
Section 4.13    Mutual Non-Solicitation    34
Section 4.14    Competition    34
Section 4.15    Transferred Patent Rights; Negative Covenant    36
Section 4.16    Maintenance and Enforcement of the Transferred Patent Rights    36
Section 4.17    Transferred Materials    36
ARTICLE 5    TAX MATTERS    36
Section 5.1    Tax Allocation    36
Section 5.2    Cooperation    37
Section 5.3    Contingent Consideration    37
ARTICLE 6    INDEMNIFICATION    37
Section 6.1    Survival    37
Section 6.2    Indemnification by Seller    37
Section 6.3    Indemnification by Buyer    38
Section 6.4    Limitations on Indemnity    38
Section 6.5    Notification of Claims; Third Party Claims    40
Section 6.6    Exclusive Remedy    41
ARTICLE 7    DEFINITIONS    41
Section 7.1    Certain Terms    41
Section 7.2    Construction    55
ARTICLE 8    MISCELLANEOUS    55
Section 8.1    Notices    55
Section 8.2    Amendment; Waivers, etc    56
Section 8.3    Expenses    56
ii

Section 8.4    Governing Law, etc    57
Section 8.5    Successors and Assigns    58
Section 8.6    Divestitures    59
Section 8.7    Entire Agreement    59
Section 8.8    Severability    59
Section 8.9    Counterparts; Effectiveness; Third Party Beneficiaries    60
Section 8.10    Specific Performance    60

Annex 9.1(a)    Transferred Assets
Annex 9.1(b)    Excluded Assets
Annex 9.1(c)    Assumed Liabilities
Annex 9.1(d)    Excluded Liabilities
Exhibit A:    Form of Assignment and Assumption Agreement
Exhibit B:    Form of Bill of Sale
Exhibit C:    Form of Patent Assignment
Exhibit D:    Transfer Plan
Exhibit E:    [**] ADX-097 Molecule, and Acquired Backup Molecules
Exhibit F:    [**]
Exhibit G:    Form of License Agreement Novation Agreement
Exhibit H:    Baseball Arbitration
Exhibit I:    Data Room Index
Schedule 1.14    Allocation of Consideration
iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of November 28, 2025 (this “Agreement”), is made by and between Akebia Therapeutics, Inc., a Delaware corporation (“Buyer”), on the one hand, and Q32 Bio Inc., a Delaware corporation, and Q32 Bio Operations Inc., a Delaware corporation (together, the “Seller”), on the other hand. Buyer and Seller are each referred to as a “Party,” and, together, the “Parties.” Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 7.1 (Certain Terms).
R E C I T A L S:
WHEREAS, Seller, directly and indirectly through certain of its Affiliates, owns, licenses or otherwise holds certain rights to research, develop, manufacture, and commercialize Products (as defined below) in the Territory in the Field and to the Acquired Program (such business in the Territory, the “Business”); and
WHEREAS, Seller desires to sell (or cause to be sold), and Buyer desires to purchase or cause certain of its Affiliates to purchase, certain of its assets related to the Business and Buyer is willing to assume or cause certain of its Affiliates to assume certain liabilities related to the Business, in each case, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, the Parties agree as follows:
ARTICLE 1

SALE AND PURCHASE OF ASSETS, ASSUMPTION OF LIABILITIES
Section 1.1Sale and Purchase.
(a)Purchase and Sale of Transferred Assets. Subject to the terms and conditions hereof, at the Closing, Seller will, and will cause the Selling Affiliates to, sell, convey, assign, and transfer to Buyer, and Buyer will purchase, acquire, and accept from Seller all rights, title, and interests in and to the Transferred Assets, in each case free and clear of all Liens other than Permitted Liens. Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to the obligations set forth in Section 4.2 (Confidentiality), Buyer acknowledges and agrees that Seller may retain such copies of all or any part of the documentation that is included in the Transferred Assets, as may be reasonably necessary for archival purposes and for purposes of complying with applicable Law and Seller’s document retention policy.
(b)Excluded Assets. Notwithstanding any provision to the contrary set forth in this Agreement, Buyer will not acquire, pursuant to this Agreement or any of the transactions contemplated hereby, any rights, title or interests in any Excluded Asset.
(c)Assumed Liabilities. Subject to the terms and conditions hereof, at the Closing, Buyer shall assume or cause certain of its Affiliates to assume the Assumed Liabilities and shall satisfy and discharge the Assumed Liabilities as and when they become due. After the Closing, Buyer shall pay or cause certain of its Affiliates to pay all Assumed Liabilities as and when such Assumed Liabilities become due.

(d)Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge any Excluded Liability. Seller and/or the Selling Affiliates, as the case may be, will remain liable to pay, perform and discharge all Excluded Liabilities as and when such Excluded Liabilities become due.
(e)Business Transfer Documents. To the extent required under applicable Law or as reasonably deemed necessary by either of the Parties hereto, to effect the transactions contemplated hereunder, the Parties shall execute and deliver, or cause their respective Affiliates to execute and deliver, such asset and/or business transfer agreements, bills of sale, deeds, assignments, assumptions and other documents and instruments of sale, conveyance, assignment, novation, transfer and assumption (the “Business Transfer Documents”) as are necessary to effect any transfer of the Transferred Assets at the Closing or such other time for transfer as contemplated by Section 1.1(g) (Transferred Assets Subject to Third-Party Consent), Section 4.4 (Shared Contracts), or Section 4.17 (Transferred Materials) or any assumption of the Assumed Liabilities at the Closing. The Business Transfer Documents shall be in form and substance reasonably agreed to by the Parties and as is usual and customary in the applicable jurisdiction; provided that the Parties agree and acknowledge that the Business Transfer Documents are intended solely to formalize the terms and conditions of this Agreement in order to comply with any applicable Law and shall be, in all respects, consistent with the terms and conditions set forth in this Agreement. In the event of any inconsistency between this Agreement and a Business Transfer Document, this Agreement shall control. For the avoidance of doubt, Business Transfer Documents shall include confirmatory assignments, declarations, and related paperwork necessary to perfect Buyer’s title in the Transferred IP (including all inventions claimed or disclosed in any Transferred Patent Right).
(f)Designation of Affiliates; Performance of Obligations by Affiliates. To the extent that any of the Transferred Assets are under the control of any of the Selling Affiliates, Seller shall cause such Selling Affiliates to promptly take such legal action as may be necessary to consummate the transfer to Buyer of such Transferred Assets under terms and conditions which are consistent with and subject to the terms of this Agreement. Any obligation of Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller’s sole and exclusive option, either by Seller directly, or by any Selling Affiliate that Seller causes to satisfy, meet or fulfill such obligation, in whole or in part. Notwithstanding the foregoing, this Section 1.1(f) (Designation of Affiliates; Performance of Obligations by Affiliates) shall not be construed to relieve Seller from any of its obligations under this Agreement.
(g)Transferred Assets Subject to Third-Party Consent.
(i)To the extent that the sale, conveyance, assignment or transfer or attempted sale, conveyance, assignment or transfer to Buyer of any Transferred Asset or Assumed Liability would require any governmental or Third Party consent, authorization, approval or waiver (each, a “Transfer Approval” and such Transferred Asset or Assumed Liability subject to such Transfer Approval, the “Unassigned Right”) and such Transfer Approval shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, assignment or transfer thereof. With respect to any such Transferred Contract, during the period commencing on the Closing Date and continuing until the earlier of (A) the [**] of the later of (1) the Closing Date or (2) the Contract Expiration Date, the Parties shall use commercially reasonable efforts and cooperate with each other to obtain promptly such Transfer Approvals with respect to such Unassigned Right; provided that neither Seller nor the Selling Affiliates shall be required to pay any consideration, or to commence, defend, or participate in any Litigation or offer or grant any financial or other accommodation to any Third Party in connection with the foregoing; provided that providing administrative assistance to effectuate a Transfer

Approval (e.g., administrative actions of either Party to enter into a new agreement to account for Buyer’s purchase of the Unassigned Rights in the applicable Transferred Contract) will not be deemed an accommodation to any Third Party. Notwithstanding the foregoing, and for the avoidance of doubt, if any such Transfer Approval is obtained following the Closing Date with respect to any Transferred Asset, Seller or the Selling Affiliates, as applicable, shall promptly assign, convey and transfer any such Transferred Asset to Buyer at no additional cost.
(ii)Unless otherwise provided in any Ancillary Agreement, from the Closing Date until the earlier of (x) the Contract Expiration Date, if applicable, or (y) the date a Transfer Approval with respect to an Unassigned Right is obtained, Seller shall, and shall cause the Selling Affiliates to, use commercially reasonable efforts to (A) maintain the effectiveness of, and to the extent required by the terms of the applicable Transferred Asset, operate or act in respect of such Transferred Asset in all material respects in the ordinary course of business consistent with past practice and taking into account the transactions contemplated by this Agreement and (B) enforce, at Buyer’s written request, or allow Buyer and its Affiliates to enforce, in each case at Buyer’s cost, any rights of the Seller or Selling Affiliates under or in respect of any such Transferred Asset against the other Party or parties thereto. In addition, Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate in an arrangement, reasonable and lawful as to Seller and Buyer, designed to provide Buyer and its Affiliates the benefits arising under or resulting from such Transferred Asset, which arrangement shall include Seller consulting with Buyer as to the operation of or actions to be taken in respect of such Transferred Asset, except as prohibited by Law. Seller shall, and shall cause the Selling Affiliates to, without further consideration therefor, pay and remit to Buyer promptly all monies, rights and other consideration in respect of such performance as promptly as practicable after receipt thereof. Buyer shall pay, perform and discharge fully, promptly when due, all of the obligations of Seller or the Selling Affiliates in respect of such performance (other than obligations arising out of a breach by Seller or the Selling Affiliate that did not occur due to any action directed by Buyer or any of its Affiliates to be taken or not to be taken), and Buyer shall be responsible for all Assumed Liabilities related thereto.
(iii)Under no circumstances shall the Upfront Consideration be reduced or Seller or the Selling Affiliates be subject to any liability or indemnification under this Agreement solely as a result of the failure to obtain any Transfer Approval so long as Seller has fulfilled its obligations under this Agreement with respect thereto, including its obligations under this Section 1.1(g). Buyer further agrees that no representation, warranty, or covenant of Seller contained in this Agreement shall be breached or deemed breached solely as a result of the failure to obtain any Transfer Approval with respect to an Unassigned Right. Notwithstanding anything herein to the contrary, Section 4.4 (and not this Section 1.1(g)) shall govern the transfer of any Shared Contracts.
(iv)To the extent any Transferred Contract that provides Seller or the Selling Affiliate, as the case may be, the ability to extend such Transferred Contract, Buyer may request, by written notice no later than [**] prior to the date such extension must be triggered, such Seller or Selling Affiliate to exercise such extension (subject to the terms and conditions of the relevant Transferred Contract), in which case the Contract Expiration Date shall be extended in accordance with such extension; provided that no more than one such extension (whether formally requested from the applicable Third Party by Seller or the applicable Selling Affiliate or by way of an automatic or evergreen extension provision contained in such Transferred Contract) may be requested by Buyer with respect to any particular Transferred Contract; provided, further, that, Seller shall provide written notice to Buyer no later than [**] prior to the date such extension must be triggered.
(h)Buyer’s Recording and Similar Responsibilities. Notwithstanding the foregoing provisions of this Section 1.1 (Sale and Purchase), it shall be Buyer’s responsibility (i) to prepare the applicable Patent Right assignments, which shall be in the form attached to this Agreement as Exhibit C, and to record such assignments following execution thereof by Seller or a Selling Affiliate at the Closing and (ii) to bear the fees and other costs in accordance with Section 1.12 (Withholding) and any Taxes arising from such activities.
Section 1.2Closing. The closing of the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place remotely on the date hereof (“Closing Date”) through the exchange of electronic copies of duly executed documents, of the documents and agreements contemplated herein. At the Closing:
(a)Seller shall deliver or cause to be delivered to Buyer (unless previously delivered), the following:
(i)duly executed counterparts of:
(A)the Assignment and Assumption Agreement;
(B)the Bill of Sale;
(C)the Patent Assignment;
(D)the License Agreement Novation Agreement;
(E)and any other Ancillary Agreements to which Seller or the Selling Affiliates is a party; and
(ii)the Security Interest Release;
(iii)evidence that requests for consents to assign of each Transferred Contract set forth on Section 2.3(b)(1) of the Seller Disclosure Letter have been sent to the applicable Third Party thereto;
(iv)evidence reasonably satisfactory to Buyer that a written notice of assignment for each Transferred Contract set forth on Section 2.3(b)(3) of the Seller Disclosure Letter was delivered to the applicable Third Party thereto prior to or on the Closing Date;
(v)an IRS Form W-9 properly executed and completed by each Selling Affiliate that owns any Transferred Asset; and
(vi)a certificate, dated as of the Closing Date and signed by the secretary or equivalent officer of the Seller (in such officer’s capacity as such an officer and not in his or her individual capacity), certifying to Buyer that attached to such certificate are copies of the resolutions duly adopted by directors of Seller authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
(b)Buyer shall deliver or cause to be delivered to Seller, or as designated by Seller, one or more of the Selling Affiliates (unless previously delivered), the following:

(i)the Upfront Closing Consideration;
(ii)duly executed counterparts of:
(A)the Assignment and Assumption Agreement;
(B)the Bill of Sale;
(C)the Patent Assignment;
(D)the License Agreement Novation Agreement; and
(E)and any other Ancillary Agreements to which Buyer or any of its Affiliates is a party;
(iii)a duly executed copy of the A&R License Agreement; and
(iv)a certificate, dated as of the Closing Date and signed by the secretary or equivalent officer of the Buyer (in such officer’s capacity as such an officer and not in his or her individual capacity), certifying to Seller that attached to such certificate are copies of the resolutions duly adopted by directors of Buyer authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
Section 1.3Purchase Price.
(a)Purchase Price. In consideration of the sale and transfer of the Transferred Assets from Seller to Buyer at Closing, Buyer agrees to (y) assume, satisfy, and discharge the Assumed Liabilities and (z) pay the following consideration to Seller:
(i)on the Closing Date, Buyer shall pay or cause to be paid to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller on or prior to the Closing Date, an amount equal to $7,000,000 (the “Upfront Closing Consideration”);
(ii)on the sixth-month anniversary of the Closing Date (or, if such date falls on a day that is not a Business Day, then the first Business Day following such anniversary), Buyer shall pay or cause to be paid to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller prior to such anniversary, an amount equal to $3,000,000 by wire transfer of immediately available funds (the “Upfront Second Consideration” and, together with the Upfront Closing Consideration, the “Upfront Consideration”);
(iii)when due and payable, Buyer shall pay or cause to be paid to Seller, each of the Development and Regulatory Milestone Payments, the Commercial Milestone Payments, and the Royalties, as applicable, in accordance with this Agreement.
(b)Upfront Consideration. The Upfront Consideration shall be noncreditable, nonrefundable and not subject to set-off.
Section 1.4Contingent Consideration.
(a)Development and Regulatory Milestone Payments.

(i)Following the Closing, subject to the remainder of this Section 1.4(a) (Development and Regulatory Milestone Payments), upon the first achievement by a Buyer Party of each milestone event set forth in the table below (each, a “Development and Regulatory Milestone Event”), Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds to the Seller an amount equal to the corresponding one- time payment set forth in the table below (each, a “Development and Regulatory Milestone Payment”) in accordance with Section 1.4(a)(v) and Section 1.4(a)(vi).

Development and Regulatory Milestone Event		Development and Regulatory Milestone Payment
1)	Initiation of a Phase 2 Clinical Trial for a Product	$2,000,000
2)	[**]	$[**]
3)	[**]	$[**]
4)	[**]	$[**]
5)	[**]	$[**]
6)	[**]	$[**]
7)	[**]	$[**]
8)	[**]	$[**]
9)	[**]	$[**]
Total		$94,500,000

(ii)Notwithstanding the definition of Phase 2 Clinical Trial, the Development and Regulatory Milestone Payment for the Development and Regulatory Milestone Event 1 (i.e., “Initiation of a Phase 2 Clinical Trial”) is payable upon Initiation of the first Clinical Trial (or portion thereof) by a Buyer Party following the Closing where a Product is administered to patients. To the extent Development and Regulatory Milestone Event 1 has not been achieved by a Buyer Party by December 31, 2026, the associated Development and Regulatory Milestone Payment shall become due and payable as of such date. In such case, Seller will issue an invoice equal to the associated Development and Regulatory Milestone Payment and Buyer will, within [**] following receipt thereof, pay the amount set forth in such invoice by wire transfer of immediately available funds.
(iii)For clarity, each Development and Regulatory Milestone Payment shall become due and payable only once upon the first achievement of the corresponding Development and Regulatory Milestone Event by a Buyer Party regardless of the number of times it is achieved by the same or different Products. Each Development and Regulatory Milestone Payment shall be noncreditable, nonrefundable, and not subject to set-off, other than as set forth in [**].

(iv)Solely with respect to each of Development and Regulatory Milestone Events [**], the corresponding Development and Regulatory Milestone Payment shall only be payable upon the achievement of the applicable Development and Regulatory Milestone Event if such Development and Regulatory Milestone Event is achieved by Buyer or its Affiliates and not upon achievement of such Development and Regulatory Milestone Event by any other Buyer Party.
(v)For a given Product, if Development and Regulatory Milestone Event 2 becomes due and Development and Regulatory Milestone Event [**] has not been paid, then both Development and Regulatory Milestone Events [**] would be payable upon achievement of Development and Regulatory Milestone Event [**] by such Product. For a given Product, if the first of Development and Regulatory Milestone Event [**] becomes due and one of Development and Regulatory Milestone Event [**] have not been paid, then each unpaid Development and Regulatory Milestone Event [**], as applicable, would be payable upon the first achievement of Development and Regulatory Milestone Event [**]. For a given Product, if the first of Development and Regulatory Milestone Event [**] becomes due and Development and Regulatory Milestone Event [**] has not been paid, then Development and Regulatory Milestone Event [**] would be payable upon the first achievement of Development and Regulatory Milestone Event [**].
(vi)Buyer shall notify Seller in writing of the achievement of a Development and Regulatory Milestone Event by a Buyer Party as promptly as practicable, but no later than within [**] following the date of the achievement thereof (or following Buyer becoming aware of achievement thereof by a Buyer Party that is not Buyer or its Affiliates). Following receipt of such notice, Seller will issue an invoice equal to the applicable Development and Regulatory Milestone Payment, and, subject to [**], Buyer will, within [**] following receipt thereof, pay the amount set forth in such invoice by wire transfer of immediately available funds.
(b)Commercial Milestone Payments.
(i)Following the Closing, subject to the remainder of this Section 1.4(b) (Commercial Milestone Payments), upon the first achievement by a Buyer Party of each milestone event set forth in the table below (each, a “Commercial Milestone Event”), Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds to Seller an amount equal to the corresponding one-time payment set forth in the table below (each, a “Commercial Milestone Payment”) in accordance with Section 1.4(b)(iv) and Section 1.4(b)(v).

Commercial Milestone Event		Sales Milestone Payment
1)	[**]	$[**]
2)	[**]	$[**]
3)	[**]	$[**]
4)	[**]	$[**]
5)	[**]	$[**]
6)	[**]	$[**]
7)	[**]	$[**]

8)	[**]	$[**]
Total		$487,500,000

(ii)For clarity, each Commercial Milestone Payment shall become due and payable only once upon the achievement of the corresponding Commercial Milestone Event regardless of the number of times it is achieved. Each Commercial Milestone Payment shall be noncreditable, nonrefundable and not subject to set-off, other than as set forth in [**].
(iii)Solely with respect to each of Commercial Milestone Events [**], the corresponding Commercial Milestone Payment shall only be payable upon the achievement of the applicable Commercial Milestone Event if such Commercial Milestone Event is achieved by Buyer or its Affiliates and not upon achievement of such Commercial Milestone Event by any other Buyer Party.
(iv)For clarity, the Commercial Milestone Payments shall be additive such that if multiple Commercial Milestone Events are achieved in the same Calendar Year, then the corresponding Commercial Milestone Payments shall be payable with respect to such Calendar Year.
(v)Buyer shall notify Seller in writing of the occurrence of a Commercial Milestone Event by a Buyer Party in the Royalty Report for the Calendar Quarter in which such Commercial Milestone Event was achieved. Following receipt of such notice, Seller will issue an invoice equal to the applicable Commercial Milestone Payment, and, subject to Section 1.4(e) (Right to Offset), Buyer will, within [**] following receipt thereof, pay the amount set forth in such invoice by wire transfer of immediately available funds.
(c)Royalties.
(i)Royalty Rates. Subject to the remainder of this Section 1.4(c)(i) (Royalty Rates), on a Product-by-Product and country-by-country basis, during the Royalty Term for such Product in such country, Buyer shall pay, or cause to be paid, to the Seller, royalties based on Annual Net Sales of such Product by the Buyer Parties (subject to Section 1.4(c)(iii) [**] in each Calendar Year, at the applicable rate(s) set forth in the table below (such payments, “Royalties”). The Royalty payable with respect to each particular Product shall be calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental Annual Net Sales of such Product [**] in the applicable Calendar Quarter.

Annual Net Sales	Royalty Rate
[**]
On that portion of Annual Net Sales of a Product [**] in a Calendar Year that is less than or equal to $[**]	[**]

On that portion of Annual Net Sales of a Product [**] in a Calendar Year that is greater than $[**] and less than or equal to $[**]	[**]
On that portion of Annual Net Sales of a Product [**] in a Calendar Year that is greater than $[**] and less than or equal to $[**]	[**]
On that portion of Annual Net Sales of a Product [**] in a Calendar Year that is greater than $[**] and less than or equal to $[**]	[**]
On that portion of Annual Net Sales of a Product [**] in a Calendar Year that is greater than $[**]	[**]
[**]
On that portion of Annual Net Sales of a Product [**] in a Calendar Year that is less than or equal to $[**]	[**]
On that portion of Annual Net Sales of a Product [**] in a Calendar Year that is greater than $[**] and less than or equal to $[**]	[**]
On that portion of Annual Net Sales of a Product [**] in a Calendar Year that is greater than $[**] and less than or equal to $[**]	[**]
On that portion of Annual Net Sales of a Product [**] in a Calendar Year that is greater than $[**] and less than or equal to $[**]	[**]
On that portion of Annual Net Sales of a Product [**] in a Calendar Year that is greater than $[**]	[**]
By way of example, if the total Annual Net Sales of a Product [**] in a particular Calendar Year is $[**], the Royalties payable hereunder shall be calculated as follows (subject to any applicable reductions under Section 1.4(c)(iv) (Royalty Reductions)): [**].
(ii)Royalty Term. Royalties shall be payable, on a Product-by-Product and country-by-country basis, during the period commencing on the First Commercial Sale of such Product in such country until the later to occur of: (i) the date on which the last-to- expire Valid Claim of a Transferred Patent Right or Patent Right licensed under the A&R License Agreement that Covers such Product, in each case, in such country; [**]; and (ii) the 10th anniversary of the First Commercial Sale of such Product in such country (such period, the “Royalty Term” for such Product in such country).
(iii)[**].
(iv)Royalty Reductions.

(A)Lack of Valid Claims. Subject to Section 1.4(c)(iv)(E) (Royalty Floor), on a Product-by-Product and country-by-country basis, during the Royalty Term for such Product in such country, if such Product is not Covered by a Valid Claim of a Patent Right within the Transferred Assets or Patent Right licensed under the A&R License Agreement in such country ([**]), then the royalty rates set forth in Section 1.4(c)(i) (Royalty Rates) with respect to Net Sales of such Product in such country will be reduced by [**]% for the remainder of the Royalty Term in such country.
(B)Biosimilar Competition. Subject to Section 1.4(c)(iv)(E) (Royalty Floor), following the first Calendar Quarter in which there is a launch of a Biosimilar Product for a Product in any country in the Territory, if during the Royalty Term for such Product in a country in the Territory, the [**] of such Product in the relevant country in a Calendar Quarter decline by [**] or more relative to the [**] occurring during the [**] consecutive Calendar Quarters immediately preceding the launch of the Biosimilar Product, then, commencing upon the following Calendar Quarter and for so long as the [**] of such Product in such country in a Calendar Quarter continue to equal at least [**] less than the [**] occurring during the [**] consecutive Calendar Quarters immediately preceding the launch of the Biosimilar Product, the royalty rates set forth in Section 1.4(c)(i) (Royalty Rates) with respect to Net Sales of such Product in such country, will be reduced by [**].
(C)Third Party Payments. Subject to Section 1.4(c)(iv)(E) (Royalty Floor), on a Product-by-Product basis, if a Buyer Party obtains, after the Closing Date, in an arms’ length transaction a license under or other rights to any Patent Rights (or Know-How associated with such Patent Rights) owned or controlled by a Third Party that are reasonably necessary to develop, manufacture, commercialize, or otherwise exploit such Product, then the [**] payable by Buyer to Seller with respect to [**] such Product pursuant to this Section 1.4(c) (Royalties) may be reduced by [**] of any amounts actually paid by such Buyer Party to such Third Party in consideration for such license; provided that this Section 1.4(c)(iv)(C) (Third Party Payments) shall not apply [**]; provided, further, that to the extent Buyer reduces any [**] payable by Buyer to Seller for any amounts actually paid by a Buyer Party to a Third Party under this Section 1.4(c)(iv)(C) (Third Party Payments), such reduction shall be Buyer’s sole and exclusive remedy with respect to such amounts and Buyer shall not be entitled to indemnification, or to sue for damages, or to assert any other right or remedy under this Agreement with respect to any such amounts.
(D)Inflation Reduction Act. Subject to Section 1.4(c)(iv)(E) (Royalty Floor), if, on a Product-by-Product basis, if during any Calendar Quarter during the Royalty Term for such Product in the United States, such Product is designated as a “selected drug” by the Secretary of the U.S. Department of Health and Human Services pursuant to the Inflation Reduction Act of 2022 (or analogous legislation enabling the U.S. government to negotiate drug prices), and the Buyer Parties are required to negotiate, and are ultimately subject to, a “maximum fair price” that will apply to sales of such Product in the United States, then the Royalties on Net Sales of Products in the United States otherwise payable by Buyer pursuant to this Section 1.4(c) (Royalties) will be reduced [**] by a [**] the price of such Product is decreased as a result of such designation and the ensuing maximum fair price (as defined in Section 1191(c)(3) of the Social Security Act) negotiation pursuant to the aforementioned Inflation Reduction Act or analogous legislation.
(E)Royalty Floor. Notwithstanding the foregoing in this Section 1.4(c)(iv) (Royalty Reductions), in no event shall the Royalties payable to Seller pursuant to Section 1.4(c)(i) (Royalty Rates) for a Product in a country in any given Calendar Quarter during the Royalty Term be reduced to less than [**] relative to what would otherwise have been due under Section 1.4(c)(i) (Royalty Rates) absent the reductions set forth in this Section 1.4(c)(iv) (Royalty Reductions); provided that if any reduction that Buyer would have otherwise been entitled to take under this Section 1.4(c)(iv) (Royalty Reductions) and the permitted deduction in Section 1.4(e) (Right to Offset) is not able to be fully deducted as a result of the application of this Section 1.4(c)(iv) (Royalty Reductions), then any remaining portion of such deduction may be carried forward and applied against future Royalties otherwise owed until exhausted (subject to the same [**] reduction floor).
(v)Calculation of Royalty Adjustments. [**].
(vi)Royalty Payments and Reports. Within [**] after the end of each Calendar Quarter during the Royalty Term, Buyer shall provide Seller with a royalty report providing a statement, on a Product-by-Product and country-by-country basis, of: (A) the amount of Net Sales of such Product in such country during the applicable Calendar Quarter calculated in U.S. dollars, (B) a calculation of the amount of Royalties due in U.S. dollars on such Net Sales of such Product for such Calendar Quarter, and (C) with respect to calculations applicable to countries outside of the United States, the exchange rate calculated in accordance with Section 1.4(c)(vii) (Exchange) and used to determine the foregoing amounts ((A)-(C)) (each such royalty report, a “Royalty Report”). Seller shall submit an invoice to Buyer with respect to the Royalty amount set forth therein, and Buyer will pay such amount within [**] after the receipt of such invoice.
(vii)Exchange. If any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are denoted in a currency other than U.S. dollars, then such amounts will be converted to their U.S. dollar equivalent using Buyer’s or its Affiliate’s then-current standard procedures and methodology, including its then-current standard exchange rate methodology for the translation of foreign currency expenses into U.S. dollars or, in the case of (Sub)licensees, such similar methodology, consistently applied in accordance with GAAP or International Financial Reporting Standards (IFRS), as applicable. Calculation of Net Sales will exclude hedging and foreign exchange gain or loss realized through a hedging program.
(d)Sharing of (Sub)license Income. Buyer shall pay Seller [**] of (Sub)license Income within [**] following the end of the Calendar Quarter in which such (Sub)license Income is received by Buyer or any of its Affiliates. In the event the rights granted to a (Sub)licensee include a grant or other transfer of rights with respect to a Product along with a grant of rights or obligations with respect to other compounds or products that are owned or otherwise controlled by Buyer or any of its Affiliates, then [**].

(e)Right to Offset. Buyer may deduct from any Development and Regulatory Milestone Payment, Commercial Milestone Payment, Royalties, (Sub)license Income, or any other payment made by Buyer to Seller under this Section 1.4 (Contingent Consideration), [**], an “Eligible Offset Amount”). Notwithstanding the foregoing, Buyer must deduct any Eligible Offset Amount from Development and Regulatory Milestone Payments, Commercial Milestone Payments, Royalties, or any other payments payable by Buyer to Seller under this Agreement at its earliest opportunity(ies) to do so [**]. To the extent Buyer deducts any Eligible Offset Amount actually paid to the Third Party licensor under an Upstream License Agreement against any payments due to Seller hereunder, such deduction shall be Buyer’s sole and exclusive remedy with respect to any such Eligible Offset Amount and Buyer shall not be entitled to indemnification, or to sue for damages or to assert any other right or remedy under this Agreement, with respect to any such Eligible Offset Amount.
Section 1.5Late Payments. In the event Seller does not receive any payment from Buyer on or before the applicable date set forth this Agreement through no fault of the Seller (including, any Development and Regulatory Milestone Payment due in accordance with Section 1.4(a) (Development and Regulatory Milestone Payments), Commercial Milestone Payment due in accordance with Section 1.4(b) (Commercial Milestone Payments), Royalties due in accordance with Section 1.4(c) (Royalties), (Sub)license Income payments due in accordance with Section 1.4(d) (Sharing of (Sub)license Income) and payment as a result of an audit due in accordance with Section 1.7 (Inspection of Buyer Records)), simple interest shall accrue thereafter on such overdue amount at a rate equal to the lesser of: (a) [**] per month, or (b) the maximum rate permitted by applicable Laws, in each case calculated on the number of days such payment is delinquent, compounded monthly.
Section 1.6Records. Buyer shall keep, and shall cause the other Buyer Parties to keep, complete, true and accurate books of accounts and records sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement. Such books and records shall be kept reasonably accessible and shall be made available for inspection for a [**] period in accordance with Section 1.7 (Inspection of Buyer Records).
Section 1.7Inspection of Buyer Records. Upon reasonable prior written notice, Buyer shall permit, and shall cause its Affiliates to permit, an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to Buyer), appointed by Seller and reasonably acceptable to Buyer, to inspect the audited financial records of Buyer during regular business hours to the extent relating to payments to Seller under this Agreement; provided, that such inspection shall not occur (a) more often than [**], unless a material error is discovered as part of such inspection in which case Seller shall have the right to conduct a more thorough inspection for such period or (b) more frequently than [**] with respect to such records covering any specific period of time. In addition, the Seller shall only be entitled to audit such records of Buyer and its Affiliates from the [**] in which the audit request is made. In addition, Buyer shall, and shall cause its Affiliates to ensure Buyer or its Affiliates have an audit right of each (Sub)licensee. Seller agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, which information shall constitute the confidential information of Buyer, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any applicable Laws. Any inspection conducted under this Section 1.7 (Inspection of Buyer Records) shall be at the cost and expense of Seller, unless such inspection reveals any underpayment of the amounts due hereunder for the audited period by at least [**], in which case the full costs of such inspection for such period shall be borne by Buyer. Any overpayment by Buyer, at Buyer’s election, shall (i) by submission of an invoice to Seller, which shall be paid by Seller within [**] following receipt thereof or (ii) be offset by Buyer against future payments due by Buyer to Seller hereunder.

Section 1.8Commercially Reasonable Efforts.
(a)Diligence Obligations. From the Closing Date until [**] the “Diligence Expiration Date”), the Buyer Parties shall use (either directly or through its Affiliates and (Sub)licensees) Commercially Reasonable Efforts to obtain Regulatory Approval for one Product in the United States.
(b)Seller Acknowledgement. Seller (on behalf of itself and the Selling Affiliates) acknowledges that the development of the Products is uncertain and that the Buyer Parties may not achieve the results requiring payment of the Development and Regulatory Milestone Payments, Commercial Milestone Payments, or Royalties. Seller (on behalf of itself and the Selling Affiliates) also acknowledges and stipulates that:
(i)Buyer (A) has made no guarantees or promises and has provided no assurance that any Development and Regulatory Milestone Event or Commercial Milestone Event will be achieved at all or that any Product will generate any Net Sales upon which a Royalty will be due, and (B) has made no assessments or predictions regarding the likelihood of any such milestone being achieved or of any such sales occurring;
(ii)Buyer has not, prior to or after the date hereof, promised or projected any amounts to be received by Seller under this Agreement other than the Upfront Consideration and the Development and Regulatory Milestone 1;
(iii)none of the Seller or any Selling Affiliate is relying on or has relied on any promises, projections, representations, or warranties of any kind or other information, documents, or materials (or absence thereof) in respect of any payments described in this Agreement (other than those expressly set forth in this Agreement);
(iv)the Buyer Parties are not prohibited from developing or commercializing (or acquiring or in-licensing) assets or businesses related to other products that may compete with the Products; and
(v)except for the obligations set forth in Section 1.8 (Commercially Reasonable Efforts), the Buyer Parties shall have sole control and authority to operate the Business, develop Products, and otherwise use and exploit the Transferred Assets in any way that Buyer deems appropriate in its sole business judgment and in its sole and absolute discretion.
Section 1.9Development Updates.
(a)Development Plan. Within [**] following the Closing, Buyer will deliver to Seller a development plan (including [**]) that sets forth the planned development of the Products through [**] (the “Development Plan”). Buyer may, from time to time, make adjustments to the Development Plan as Buyer believes, in its good faith judgment, are appropriate under the then-current circumstances consistent with its diligence obligations set forth in Section 1.8 (Diligence Obligations).
(b)Development Reports. From and after the Closing until the earlier or the First Commercial Sale of Product in the United States or the Diligence Expiration Date, within [**] following the end of each Calendar Year beginning with the [**], Buyer shall provide to Seller a reasonably detailed written summary that describes material development activities for the Product(s) conducted by or on behalf of the Buyer Parties since the last report. In addition, from and after Closing until [**], within [**] following the end of each Calendar Year beginning with the [**], Buyer shall provide to Seller an updated Development Plan. In addition, upon the reasonable written request by Seller, Buyer will provide Seller with further details related to the foregoing.
Section 1.10Milestone Event Disputes. Buyer shall keep, and shall cause the Buyer Parties to keep, adequate books and records of accounting for the purpose of confirming whether a Development and Regulatory Milestone Event has occurred for a period of [**] following the end of the Calendar Year to which each pertains. If the Seller believes that any Development and Regulatory Milestone Event has occurred and Buyer has not yet provided notice to Seller of the occurrence of such Development and Regulatory Milestone Event, then the Seller shall deliver to Buyer written notice thereof (a “Milestone Dispute Notice”), in reasonable detail, within [**] following the date upon which the Seller alleges the applicable Development and Regulatory Milestone Event occurred. Following the delivery of a Milestone Dispute Notice, Buyer and Seller shall first attempt in good faith to resolve by negotiation and consultation between themselves, any dispute as to whether any Development and Regulatory Milestone Event has occurred and whether any Development and Regulatory Milestone Payment is payable. If Buyer and Seller do not reach agreement with respect to any dispute relating to any such matter within [**] after a Milestone Dispute Notice is delivered to Buyer by Seller, then the Parties shall submit for arbitration all matters that remain in dispute to a disinterested individual who has appropriate scientific, technical and regulatory expertise (as relevant) to resolve any disputes referred to him or her under this Section 1.10 (Milestone Event Dispute) (a “Scientific Expert”) who is mutually agreed to by Buyer and Seller; provided, however, that such Scientific Expert shall not be or have been at any time within the previous [**] an Affiliate, employee, consultant, officer or director of Buyer, Seller or any of their respective Affiliates. If Buyer and Seller cannot agree on a mutually acceptable Scientific Expert within [**] after either Party has determined that the Parties cannot reach agreement with respect to a dispute, then within [**] after the expiration of such [**] period, each of Buyer and Seller shall appoint one Scientific Expert who shall jointly select a third Scientific Expert within [**] after the last to occur of their respective appointments to arbitrate the referred matter. The Scientific Expert mutually agreed by the Parties or, if the Parties cannot agree, the third Scientific Expert selected by the Party-appointed Scientific Experts is referred to as the “Selected Scientific Expert.” Buyer and Seller shall instruct the Selected Scientific Expert to determine as promptly as practicable but in no event later than [**] after such person’s appointment (the “Determination Period”) whether the disputed Development and Regulatory Milestone Event or Commercial Milestone Event has occurred. The Selected Scientific Expert’s determination shall be made based on the submission of documents and evidence by the Parties (including any such documentation or evidence reasonably requested by the Selected Scientific Expert, which Seller or Buyer shall provide upon request) and, upon the Selected Scientific Expert’s request, by Third Parties, unless the Selected Scientific Expert determines that an oral hearing is necessary. The Selected Scientific Expert shall determine deadlines (which Buyer and Seller shall deem to be fair and appropriate) within the Determination Period for submitting documents and dates, if any, of oral hearings. The prevailing Party shall pay all of the expenses of arbitration, and the fees, costs and expenses of the Selected Scientific Expert.
Section 1.11Currency. Except as otherwise expressly provided in this Agreement, all payments under or in connection with this Agreement (including this Article 1) shall be in U.S. dollars.
Section 1.12Withholding. Buyer and any other applicable withholding agent shall be entitled to make all payments under this Agreement net of all deductions and withholdings in respect of Taxes required by Law. If any Taxes are required by Law in effect at the time of payment to be deducted from or in respect of any amount payable under this Agreement: (a) such amounts shall be deducted and withheld, and treated as paid to the person in respect of which such deduction or withholding was made, (b) Buyer shall make such deductions and timely pay the full amount deducted to the Governmental Authority in accordance with applicable Law and (c) Buyer shall use commercially reasonable efforts to provide any documentation or information reasonably requested by Seller to evidence such Tax payments. Notwithstanding the foregoing, other than withholding applied in respect of compensatory amounts or for failure to deliver an IRS Form W- 9, Buyer will provide written notice to Seller promptly upon any determination that withholding may be required on any payments under this Agreement and shall cooperate in good faith and use commercially reasonable efforts to take such steps as Seller may reasonably request to reduce or eliminate such deduction or withholding. Notwithstanding any provision to the contrary in this Agreement, the Parties acknowledge and agree that [**].
Section 1.13Transfer Taxes and Other Costs. All Transfer Taxes payable under applicable Law on or in connection with the transfer of the Transferred Assets to Buyer, if any, shall be paid by Buyer and Buyer shall indemnify Seller against any liability for such Transfer Taxes. Buyer shall prepare and file all necessary Tax Returns and other documentation required to be filed by it with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
Section 1.14Allocation of the Consideration. Within [**] after the Closing, Buyer shall prepare and finalize an allocation of the purchase price paid (for Tax purposes) among the Transferred Assets in accordance with Tax Law (including Section 1060 of the Code), the principles of Schedule 1.14, and in accordance with the remainder of this Section 1.14 (Allocation of the Consideration). Promptly following the Closing, Buyer shall deliver a proposed allocation of the purchase price in accordance with this Section 1.14 (Allocation of the Consideration) to Seller for Seller’s review and comment, and Buyer shall consider any comments received from Seller in good faith. Seller shall provide Buyer with such evidence as Buyer may reasonably request to support the proposed allocation. The purchase price allocation, as finalized pursuant to the terms of this Section 1.14 (Allocation of the Consideration), shall be binding on the Parties, and the Parties shall (and shall cause their Affiliates to) file all Tax Returns and take all Tax positions in a manner consistent with the final purchase price allocation, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code or in connection with a good faith resolution of a Tax audit. Any adjustments to the purchase price (for Tax purposes) shall be allocated in accordance with the procedures and principles of this Section 1.14 (Allocation of the Consideration).
ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the applicable section identified in the Seller Disclosure Letter, Seller represents and warrants to Buyer as follows:
Section 2.1Organization. Each of Seller and the Selling Affiliates is duly organized, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction) under the Laws of its respective jurisdiction of formation, and has full corporate or other applicable legal power and authority to enter into the transactions contemplated by this Agreement.
Section 2.2Corporate and Governmental Authorization.
(a)Seller has full corporate power and authority to enter into this Agreement and each of the Selling Affiliates have, or will have at Closing, full corporate or other applicable legal power and authority to enter into the Ancillary Agreements to which it is to be a party and to perform its obligations hereunder and thereunder (as the case may be). This Agreement has been, and the Ancillary Agreements to which the Selling Affiliates are to be a party will be by Closing, duly authorized and approved by all necessary corporate action.
(b)Seller has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements.
(c)The transactions contemplated under this Agreement do not constitute a sale of all or substantially all of Seller’s assets. Except as set forth on Section 2.2(c) of the Seller Disclosure Letter, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Seller, the Business, or the Transferred Assets for, or in connection with, (i) the execution and delivery of this Agreement by Seller, (ii) the transfer of the Transferred Assets to Buyer or (iii) the consummation of transactions contemplated hereunder.
(d)Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles. Assuming the due authorization, execution and delivery of the Ancillary Agreements by Buyer, each Ancillary Agreement to be executed by any Selling Affiliate, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of such Selling Affiliate, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.
Section 2.3Non-Contravention. The execution and delivery of this Agreement by Seller, the execution and delivery of the Ancillary Agreements by any Selling Affiliate thereto and the consummation of the transactions contemplated hereby or thereby, do not and will not
(a)violate in any material respect any provision of the Organizational Documents of Seller or any Selling Affiliate, (b) conflict with, result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or any Selling Affiliate under any Transferred Contract to which it is a party or to which its assets are subject, or result in the creation or the imposition of any Lien (other than a Permitted Lien) upon any of the Transferred Assets, or (c) violate, in any material respect, any Law of any Governmental Authority applicable to Seller or any Selling Affiliate, or any of the Transferred Assets or any Order against Seller or any Selling Affiliate or the Transferred Assets. Section 2.3 of the Seller Disclosure Letter sets forth a list of all Transferred Contracts that require a Transfer Approval to be assigned to Buyer.
Section 2.4Solvency. As of the date hereof and as of immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Seller and its Affiliates will be Solvent.
Section 2.5Absence of Material Adverse Effect. Since December 31, 2024, there have not been any changes, effects, events, occurrences, states or facts or developments that, individually or in the aggregate, have resulted or would be reasonably likely to result in a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2024, the Seller and any of the Selling Affiliates have not, with respect to the Business:

(a)sold, assigned, pledged, hypothecated or otherwise transferred any assets, properties or rights related to the Product, except those which, when taken together with all assets, properties or rights disposed of, are immaterial to the Business taken as a whole;
(b)suffered any material damage, destruction or other casualty loss (whether or not covered by insurance);
(c)changed in any material way the manner in which accounts receivable related to the Product have been collected;
(d)materially and adversely modified or changed its relationship with its suppliers or customers; or
(e)entered into an agreement to do any of the foregoing.
Section 2.6Material Contracts.
(a)Except for the Contracts disclosed in the applicable subsection of Section 2.6 of the Seller Disclosure Letter (which is arranged in subsections to correspond to the subsections of this Section 2.6) and Contracts with employees, consultants, or advisors, as of the date hereof, there are no Contracts relating (whether solely or in part) to the operation and conduct of the Business, the development, manufacture, commercialization, or other exploitation of any Acquired Molecule or Acquired Product, or any of the Transferred Assets that constitute:
(i)any joint venture, partnership, limited liability company or other similar agreements or arrangements (providing for joint research, development or marketing of any of the Products);
(ii)any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise related to the Business);
(iii)any agreement that (A) materially limits the freedom of Seller or its Affiliates to operate the Business or with any Person or in any area or that would so limit the freedom of Buyer or its Affiliates after the Closing (other than customary exclusive distribution agreements for the Products), (B) contains material exclusivity obligations or restrictions binding on Seller or the Selling Affiliates or that would be binding on Buyer or any of its Affiliates after the Closing, (C) contains any right of first refusal, right of first negotiation or right of first offer in favor of a party other than Sellers; or (D) otherwise restricts the research, development, manufacture, marketing, distribution, sale, supply, license or marketing of the products and services of Seller or that either Seller or any Selling Affiliate develops;
(iv)any agreement or series of related agreements for the purchase of materials, supplies, goods, services, equipment or other assets related to the Business that is reasonably expected to involve annual payments on the part of Seller or the Selling Affiliates in excess of $[**] from and after the Closing;
(v)any sales, distribution, agency or other similar agreement providing for the sale by the Business of Products, materials, supplies, goods, services, equipment or other assets that is reasonably expected to involve annual payments to Seller or the Selling Affiliates from and after the Closing over the remaining term of the agreement of $[**];

(vi)any agreement under which the Business has (A) granted a Lien on any material Transferred Asset, other than a Lien that will be released as of the Closing or (B) provided for the sale of any material Transferred Asset, or granted any preferential rights to purchase any material Transferred Asset, in each case outside the ordinary course of business;
(vii)any agreement providing any person or entity with pricing, discounts, or benefits that change based on the pricing, discounts, or benefits offered to other Third Parties, including any agreement containing “most favored nation”;
(viii)any agreement in which either Seller has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;
(ix)any agreement providing for any royalty, milestone, or similar payments by the Seller or any Selling Affiliates; and
(x)any agreement between either Seller and a governmental authority.
(b)Section 2.6(b) of the Seller Disclosure Letter sets forth a true and complete list of all Contracts relating solely to the operation and conduct of the Business, to the development, manufacture, commercialization, or other exploitation of any Acquired Molecule or Acquired Product, or to any of the Transferred Assets, in each case, as currently conducted. For the avoidance of doubt, such list does not include any Excluded Asset listed in clauses (i) through (xv) of Annex 9.1(b) attached hereto, any Shared Contract, or any Contracts with employees, consultants, or advisors, even if related to the operation and conduct of the Business as currently conducted, and includes Contracts that are no longer in effect.
(c)Section 9.1(b)(vi) of the Seller Disclosure Letter sets forth a true and complete list of all Shared Contracts.
(d)Seller has made available to Buyer true, correct, and complete copies of each of the Transferred Contracts and Shared Contracts.
(e)Each agreement, commitment, arrangement or plan disclosed in the Seller Disclosure Letter pursuant to this Section 2.6 (Material Contracts) or Section 2.9 (Intellectual Property) (each, a “Material Contract”) is a valid and binding agreement of Seller or the Selling Affiliate thereto (subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, or other Laws relating to or affecting creditors’ rights generally and to general principles of equity, whether considered at law or in equity) and is in full force and effect, and neither Seller nor any of the Selling Affiliates or, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and, to the Knowledge of Seller, no event or circumstance has occurred since December 31, 2024 that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder that has not been cured or waived.
Section 2.7Title to Transferred Assets. Seller or the Selling Affiliate has exclusive, good, marketable, title to all the Transferred Assets, and has the complete and unrestricted power and unqualified right to sell, assign, transfer and deliver to Buyer the Transferred Assets. There are no adverse claims of ownership to the Transferred Assets and neither Seller has received notice that any person or entity has asserted a claim of ownership or right of possession or use in or to any of the Transferred Assets, nor are there any facts, circumstances or conditions on which, to the Knowledge of the Seller, such a claim could be brought in the future. At the Closing, Buyer will acquire from Seller sole and exclusive, good and marketable title to all of the Transferred Assets free and clear of all Liens (other than a Permitted Lien).
Section 2.8Completeness of Transferred Assets. Except for the Excluded Assets described on Annex 9.1(b) clause (i) through clause (xv) the Transferred Assets, together with any Unassigned Rights, the rights pursuant to the Ancillary Agreements, and Contracts with employees, consultants, or advisors, include all of the assets and rights in the possession and control of Seller or its Affiliates that are related to the Business or are used or held for use by Seller or the Selling Affiliates as of the Closing Date in connection with the operation or conduct of the Business, including the development, manufacture, or commercialization of Acquired Molecules and Acquired Products.
Section 2.9Intellectual Property.
(a)Section 9.1(a)(viii) of the Seller Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of all Transferred Patent Rights, including the patent application or patent number, filing date, expiration date, country or territory, applicant and owner of record in respect of each such item of Transferred Patent Right, other than the Excluded Assets. No Person, including any Governmental Authority is making a written adverse claim of ownership or inventorship to the Transferred Patent Rights or is challenging the right, title or interest of Seller or any Selling Affiliate in, to or under any Transferred Patent Rights, or the validity or enforceability of any Transferred Patent Rights. The Transferred Patent Rights are not subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority adversely affecting the use thereof by Seller or the Selling Affiliates or their rights thereto.
(b)Seller or a Selling Affiliate owns or has the right to use each item of Transferred IP free and clear of Liens. Immediately following the Closing, Buyer shall have the same rights, interest, and title in and to each item of the Transferred IP as held by Seller or the Selling Affiliates immediately prior to the Closing without the payment of any additional amounts or consideration other than fees, royalties or payments which Seller or the Selling Affiliates would otherwise have been required to pay had the transactions contemplated herein not occurred.
(c)The Transferred IP includes all of the IP Rights owned or controlled by Seller or its Affiliates used or held for use as of the Closing Date in the Business or the development, manufacture, or commercialization of Acquired Molecules and Acquired Products.
(d)Seller and the Selling Affiliates have taken commercially reasonable measures to protect and maintain the Transferred Know-How that constitutes trade secrets and other material confidential information included in the transferred Assets. To the Knowledge of Seller, (i) all current and former officers and employees of, and consultants, advisors and independent contractors to, Seller and the Selling Affiliates who have contributed to the creation, development or invention of any Transferred IP, while employed or engaged by the Seller or a Selling Affiliate, as applicable, have executed and delivered to Seller or a Selling Affiliate a valid and enforceable agreement regarding the protection of proprietary information and the present assignment to Seller or a Selling Affiliate, as applicable, of any Transferred IP arising from services performed for Seller or a Selling Affiliate, by such persons, and (ii) no such officer, employee, consultant, advisor or independent contractors of Seller or any Selling Affiliate is in violation of any term of such agreement. No current or former officer, employee, consultant, advisor or independent contractors of Seller or any Selling Affiliate has made or threatened to make any claim or challenge against the Seller or any of its Affiliates in connection with his or her contribution to the creation, development or invention of any Transferred IP, and no circumstances exist which would reasonably be expected to lead to any such claim or challenge.
(e)[**]. There are no adverse Third Party actions or claims or any written allegations to the effect that the operation or conduct of the Business constitutes an infringement or violation of the Patent Rights or Know-How of any third Person.
(f)To the Knowledge of Seller, no Third Party has infringed, diluted, misappropriated or otherwise violated or is or are infringing upon, diluting, misappropriating or otherwise violating the Transferred IP.
(g)None of the Transferred IP is the subject of any written objection or claim received by Seller or any Selling Affiliate or published with respect to its ownership, validity, or enforceability thereof, and, to the Knowledge of Seller, there does not exist any valid basis for such an objection or claim.
(h)Except with respect to non-exclusive licenses granted in the ordinary course of business, agreements with distributors entered into in the ordinary course of business, other generally available commercial licenses, or Contracts otherwise included in Material Contracts, Section 2.9(h) of the Seller Disclosure Letter lists, as of the date of this Agreement, all of the written agreements (i) pursuant to which Seller and the Selling Affiliates obtained the right to use or practice rights under IP Rights owned by third Persons (excluding Copyright rights) that are used or held for use as of the Closing Date in the conduct of the Business or the development, manufacture, commercialization, or other exploitation of any Acquired Molecule or Acquired Product or (ii) by which Seller or any of the Selling Affiliates has licensed or otherwise authorized a Third Party to use any Patent Right or Know-How included in the Transferred IP (collectively, the “Licensed IP Contracts”), including license agreements, settlement agreements, and covenants not to sue.
(i)There are no outstanding amounts payable by Seller or its Affiliates to [**] under the License Agreement to reimburse [**] for expenses incurred in the prosecution and maintenance of Patent Rights licensed to Seller or its Affiliates thereunder.
Section 2.10Litigation. As of the date hereof, except as set forth on Section 2.9 of the Seller Disclosure Letter, (a) no Litigation or investigation relating to the Business, the Transferred Assets, the Acquired Molecules, or Acquired Products is pending against or, to the Knowledge of Seller, threatened in writing against Seller or any Selling Affiliate and (b) neither Seller nor any Selling Affiliate, in connection with the Business, Transferred Assets, Acquired Molecule, or Acquired Product, is subject to any outstanding Order.
Section 2.11Transferred Materials. The Transferred Materials are usable in the ordinary course of business, subject to their respective shelf life and customary wear and tear, and with respect to such Transferred Materials that is finished product inventory for use in Clinical Studies that complies with GMP, such Transferred Materials: (a) were manufactured, stored and to the extent packaged and labeled, packaged and labeled in accordance with the specifications for the Acquired Product, good manufacturing practices and applicable Law in all material respects; (b) are not adulterated or misbranded and, to the Knowledge of Seller, is not damaged or obsolete; (c) are not held on consignment; and (d) have been tested in accordance with established protocol sufficient to release the Acquired Product.

Section 2.12Compliance with Laws; Licenses and Permits.
(a)Since [**], Seller and the Selling Affiliates have conducted the Business in compliance with applicable laws, statutes, ordinances, rules, regulations, policies, mandates, guidelines, judgments, injunctions, requirements, orders and decrees of applicable Governmental Authorities (“Laws”) and, to the Knowledge of Seller, are not under investigation by any Governmental Authority with respect to any violation of any Laws applicable to the Business or any Transferred Asset except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the Business, the Transferred Assets, or the Development, Manufacture, or Commercialization of Acquired Molecule and Acquired Products.
(b)Seller (together with the Selling Affiliates) has all licenses, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Authorities that are necessary for the operation of the Business (the “Permits”) except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the Business or the Transferred Assets, or the Development, Manufacture, or Commercialization of Acquired Molecule and Acquired Products. The Permits are valid and in full force and effect and none of the Permits will be terminated as a result of the transactions contemplated by this Agreement, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be material to the Business or the Transferred Assets, or the Development, Manufacture, or Commercialization of Acquired Molecule and Acquired Products. No proceeding is pending or, to the Knowledge of Seller, threatened regarding the withdrawal, suspension, material modification or revocation of any such Permit. As of the date hereof, Seller has not received any written communication from any Governmental Authority threatening to withdraw, materially modify or suspend any Permit. Seller is not in violation of the terms of any Permit.
(c)Neither Seller or any Selling Affiliate, or, to the Knowledge of Seller, the Seller or any of the Selling Affiliate’s officers, employees, or other representatives (i) has used or is using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (ii) has made any direct or indirect unlawful payments to any foreign or domestic Governmental Authority; (iii) has violated and is not violating any Anti-Corruption Laws; (iv) has established or maintained, or is maintaining, any unlawful or unrecorded fund of monies or other properties; (v) has made, or is making, any false or fictitious entries on its accounting books and records; (vi) has made, or is making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or has paid, or is paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; or (vii) has otherwise given or received anything of value to or from any official of any Governmental Authority, an intermediary for payment to any individual including officials of any Governmental Authority, any political party or customer for the purpose of obtaining or retaining business, in each case ((i) through (vii)), in connection with the Business or any Acquired Molecule or Acquired Product.
(d)All payments made by Seller or any Selling Affiliate to healthcare providers pursuant to any Transferred Contract or Shared Contract (i) were made for bona fide services actually rendered by such healthcare provider, (ii) were, in all material respects, consistent with fair market value for the services provided to the extent required by applicable Laws; (iii) were commercially reasonable based on the facts and circumstances known at the time the applicable arrangements were entered into, and (iv) were not structured in a manner that would, in any material respect, take into account the volume or value of referrals, prescriptions, orders, or other business generated in violation of applicable Laws.
(e)Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 2.12 (Compliance with Laws; Licenses and Permits) with respect to Litigation matters, regulatory matters or Tax matters, which matters are exclusively addressed in Section 2.10 (Litigation) and Section 2.14 (Tax Matters), respectively.
Section 2.13Pre-clinical Development and Clinical Trials.
(a)The studies, tests, pre-clinical development, and Clinical Trials conducted by or on behalf of the Seller with respect to the Transferred Assets, and, to the Knowledge of the Seller, all activities related to the manufacture of compounds and products for use therein, have been conducted in all material respects in accordance with established protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Seller and all applicable Laws, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58 and 312. Neither Seller nor any Selling Affiliates or, to the Knowledge of Seller, any of their officer or employees, has received any written communication from FDA or any other Governmental Authority (including any warning letter or untitled letter) that alleges that the Business is not in compliance with any applicable requirements under Laws.
(b)The INDs included in the Transferred Assets are current and in full force and effect, and no suspension, revocation, or cancellation of such INDs is pending or threatened in writing. Seller has made available to Buyer true and complete copies of each such IND and all material governmental correspondence (including copies of official notices, citations or decisions) in the files of Seller or the Selling Affiliates relating to such INDs.
(c)There is no Clinical Trial currently being conducted with respect to any Acquired Molecule or Acquired Product or under any IND that is included in the Transferred Assets.
(d)Neither Seller, nor to the Knowledge of Seller, any of its officers, employees or Selling Affiliates has been, or is currently, subject to any enforcement proceedings by the FDA or any other Governmental Authority as relates to the Business. Since November 1, 2021, there has not been and there is not now in effect any Form 483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information pending regarding any Acquired Product against Seller or, to the Knowledge of Seller, any of its officers, employees or Selling Affiliates, and Seller has no current liability (whether actual or contingent) for failure to comply with the applicable Laws with respect to the operation of the Business.
(e)Neither Seller, nor to the Knowledge of Seller, any of its officers, employees, agents, or Selling Affiliates, has made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke the FDA Application Integrity Policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) or any similar policy, in each case as related to the Acquired Product.
(f)No studies, tests, pre-clinical development, or Clinical Trials conducted by or on behalf of the Seller with respect to the Transferred Assets have (i) been conducted using any clinical investigators who have (A) been debarred or have been convicted of any crime or engaged in any conduct that did result in debarment under 21 U.S.C. § 335a or disqualification as a clinical investigator under 21 C.F.R. § 312.70 or any similar Law or (B) been excluded or convicted of any crime which would reasonably be expected to result in being excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or (ii) been terminated or suspended prior to completion. To the knowledge of Seller, no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, any studies, tests, pre-clinical development, or Clinical Trials conducted by or on behalf of Seller has placed a clinical hold order on, or otherwise terminated, suspended, or materially delayed, such study, test, pre-clinical development, or Clinical Trial based on an actual or alleged lack of safety or efficacy or a failure to conduct such activity in compliance with applicable Laws.
(g)Seller has not received any notices or correspondence from the FDA or other Governmental Authority or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, pre-clinical development or Clinical Trials conducted by or on behalf of the Seller with respect to the Transferred Assets.
Section 2.14Tax Matters.
(a)All material Tax Returns that are required to be filed on or before the date of this Agreement in respect of the Transferred Assets or the operation of the Business have been filed (taking into account any applicable extensions). All such Tax Returns were correct and complete in all material respects and were prepared and filed in material compliance with all applicable Laws.
(b)All material Taxes in respect of the Transferred Assets or the operation of the Business that are due and payable with respect to Pre-Closing Tax Periods have been paid in full.
(c)There are no Liens for any Taxes upon any of the Transferred Assets.
(d)The representations and warranties set forth in this Section 2.14 (Tax Matters) are the sole representations and warranties relating to Taxes and no other representations or warranties contained in this Agreement shall be construed to cover any matter involving Taxes.
Section 2.15Finders’ Fees. Except as set forth in Section 2.15 of the Seller Disclosure Letter, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.
Section 2.16[**].
Section 2.17No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) NONE OF SELLER OR ANY OF ITS AFFILIATES IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, SELLER, THE SELLING AFFILIATES, THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES, BUDGETS, PRESENTATIONS CONCERNING THE BUSINESS (INCLUDING WITHOUT LIMITATION, THE

CONFIDENTIAL INFORMATION MEMORANDA AND ANY “TEASER” DOCUMENTS), OR DUE DILIGENCE OR OTHER “DATA ROOM” MATERIALS), INCLUDING ANY WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY OF THE FOREGOING PARTIES AND HAVE NOT BEEN RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; AND (B) ALL OF THE ASSETS AND LIABILITIES TO BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED OR ASSUMED, AS APPLICABLE, IN ACCORDANCE WITH THIS AGREEMENT, SHALL BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the applicable section identified in the Buyer Disclosure Letter, Buyer represents and warrants to Seller as follows:
Section 3.1Organization. Buyer is a duly organized corporation, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction) under the Laws of its respective jurisdiction of formation, and has full corporate or other applicable legal power and authority to carry on its business in the places where such businesses are now being conducted, except where the absence of such power and authority would not be expected to be material to Buyer, taken as a whole.
Section 3.2Corporate and Governmental Authorization.
(a)Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements will be by Closing, duly authorized and approved by all necessary corporate action by Buyer. The performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements.
(b)Assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles. Assuming the due authorization, execution and delivery of the Ancillary Agreements by Seller or such applicable Selling Affiliate, each Ancillary Agreement to be executed by Buyer, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

Section 3.3Non-Contravention. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, and the performance of its obligations hereunder and thereunder do not (a) violate in any material respect any provision of the Organizational Documents of Buyer, (b) violate any Law of any Governmental Authority applicable to Buyer or any Order against Buyer or (c) require any consent, authorization, approval, waiver or other action by any Person under any provision of any material agreement or other instrument to which Buyer is a party.
Section 3.4Sufficiency of Funds. Buyer has, and at Closing will have, sufficient funds on hand to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to deliver the Upfront Closing Consideration and all fees and expenses related to the transactions contemplated by this Agreement and the Ancillary Agreements at Closing, and thereafter to pay and discharge the Assumed Liabilities as they become due through the [**] anniversary of the Closing Date. Buyer acknowledges and agrees that its obligations under this Agreement, including its obligation to consummate the transactions contemplated by this Agreement are not contingent upon Buyer’s ability to obtain financing.
Section 3.5Solvency. As of the date hereof and as of immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Buyer and its Affiliates will be Solvent.
Section 3.6Litigation. There is no Litigation pending, or, to the knowledge of Buyer, threatened against or affecting Buyer before any court or arbitrator or any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter, or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement.
Section 3.7Finders’ Fees. There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of the Selling Affiliates upon consummation of the transactions contemplated by this Agreement.
ARTICLE 4

CERTAIN COVENANTS
Section 4.1Access to Information; Books and Records.
(a)From and after the Closing, each Party shall promptly afford the other Party and such other Party’s respective agents reasonable access to such Party’s books and records, information, employees and auditors related to the Transferred Assets and Assumed Liabilities to the extent necessary or useful for such Party in connection with any audit, investigation, dispute or Litigation related to the Business unless it is related to an audit, investigation, dispute or Litigation between Buyer and Seller; provided that such Party agrees to reimburse the other Party promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request.
(b)Notwithstanding anything to the contrary in Section 4.1(a) (Access to Information; Books and Records), (i) access rights pursuant to Section 4.1(a) (Access to Information; Books and Records) shall be exercised in such manner as not to interfere unreasonably with the conduct of the Business or any other business of the Party granting such access, and (ii) the Party granting access to the other Party may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a Third Party, (B) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such Party’s counsel, constitutes a waiver of any such privilege or (C) if the provision of access to such document (or portion thereof) or information, as determined by such Party’s counsel, would reasonably be expected to conflict with applicable Laws.
Section 4.2Confidentiality.
(a)Each of Buyer and Seller acknowledges that the information provided to them in connection with this Agreement and the consummation of the transactions hereunder is subject to the terms of the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information included in or related to the Transferred Assets.
(b)From and after the Closing, Seller and Selling Affiliates shall, and shall cause their respective Affiliates and representatives to, maintain in confidence any written, oral, or other information relating to the Business (including all Transferred Know-How and Data included therein) (“Confidential Business Information”), and Seller and Selling Affiliates shall not disclose to any Third Party or use for any purpose such Confidential Business Information without the Buyer’s prior written consent; provided, however, that Confidential Business Information will not include information that Seller or the applicable Selling Affiliate can demonstrate with documentary evidence that such information (i) is publicly available other than as a result of a disclosure by the Seller or Selling Affiliate or any of its officers, directors, managers, employees, agents or other representatives in violation of this Section 4.2 (Confidentiality), (ii) is obtained by the Seller or any Selling Affiliate or their respective representatives after the Closing from a Third Party that, at such time, was not under a legal, contractual or fiduciary duty of confidentiality with respect to such information, or (iii) was independently developed by the Seller or the Selling Affiliates after the Closing without reference to or use of any Transferred Know-How or other confidential information in relation to the Transferred Assets. Notwithstanding the foregoing, Seller and Selling Affiliates may disclose Confidential Business Information to the extent (x) it is required to be disclosed pursuant to Law or any listing agreement with or the rules of any applicable securities exchange, or (y) it is required to disclose such information by judicial order or administrative process or pursuant to applicable Law; provided that Seller (A) notifies Buyer of the disclosure requirement promptly after Seller becomes aware of the judicial order or other requirement (unless such notification would be unlawful); (B) cooperates with Buyer in seeking a protective order or similar relief to protect the confidentiality of the information to be disclosed (in each case at the expense of Buyer); and (C) limits the disclosure to what is requested by the judicial order or other requirement. Notwithstanding the foregoing, Seller may retain one (1) copy of Confidential Business Information in its confidential files for archival or compliance purposes and may retain such additional copies of or any computer records or files containing Confidential Business Information or any of its Affiliates’ confidential information that have been created solely by automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Seller’s standard archiving and back-up procedures, but not for any other use or purpose. All such Confidential Business Information shall continue to be subject to the terms of this Agreement.
(c)Subject to the foregoing, after the Closing and following transfer of the Transferred Assets and Assumed Liabilities in accordance with this Agreement, each Party shall, and shall cause its Affiliates and representatives to, promptly (and in any event within [**] after the Closing) remove, erase, delete or otherwise destroy (i) all information of or relating to the other Party (other than, with respect to Buyer, information relating to the Business, including any Transferred Assets or Assumed Liabilities) (whether in print, electronic or other forms) in the possession of any of its representatives and (ii) in the case of Selling Affiliates, all Confidential Business Information; in each case ((i) and (ii)), provided that, subject to Section 4.2(b) (Confidentiality), Seller and the Selling Affiliates shall have the right to retain copies of all books, data, files, information and records of the Business in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters, provided that Tax Returns relating solely to the Transferred Assets or the Business will be Transferred Assets) (other than any trade secrets and technical or scientific information included in the Transferred Know-How) relating to periods ending on or prior to the Closing Date (i) as may be required by any Governmental Authority or (ii) as may be necessary for Seller or the Selling Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements, in each case subject to compliance with all applicable privacy Laws.
Section 4.3Public Announcement.
(a)No Party to this Agreement shall originate any publicity, news release or other similar public announcement or disclosure, written or oral, relating to this Agreement or any documents or transactions contemplated hereby or the existence of any arrangement between the Parties, without the prior written consent of the other Party (not to be unreasonably withheld, conditioned, or delayed) whether or not named in such publicity, news release or other similar public announcement, except (a) each Party may issue a press release to announce the execution of this Agreement in a form agreed to the other Party (such agreement not to be unreasonably, withheld, conditioned, or delayed) and (b) either Party may originate any such publicity, news release or other similar public announcement as may be required by Law or any listing or trading agreement concerning its publicly traded securities; provided that, in such event, the issuing Party shall still be required to consult with the other Party, whether or not named in such publicity, news release or other similar public announcement, at least [**] prior to its release (or such shorter period as may be reasonable under the circumstances) to allow the other Party to comment thereon; provided, further, that if such non-issuing Party shall not have provided its consent to the issuing Party’s request for consent and/or consultation pursuant to the foregoing after [**] (or such shorter period as may be reasonable under the circumstances), then the issuing Party shall be deemed to have fulfilled its obligations pursuant to this Section 4.3 (Public Announcement) and shall be free to issue such publicity, news release or other similar public announcement, and each Party may each disclose to Third Parties any information contained in a previously approved press release without the need for further approval by the other Party.
(b)Without limiting the foregoing, following the Closing, if Buyer intends to issue any such public news release or other similar public announcement or disclosure, whether written or oral, with respect to (i) the achievement of any Development and Regulatory Milestone Event or Commercial Milestone Event, (ii) disclosure of top line data from a study conducted by Buyer or its Affiliates or (Sub)licensees that is intended to support initial regulatory approval of, or a new indication for, any Product, (iii) unknown adverse events related to any Products, (iv) the receipt of Regulatory Approval of any Product, (v) the commercial launch of any Product, or (vi) ceasing all development and commercialization activities related to any Product, in each case, solely with respect to the development, commercialization, or other exploitation of a Product in any of [**], then, in each case, Buyer will, to the extent legally permitted, notify Seller of such disclosure at least [**] prior to the anticipated date of such public disclosure. Notwithstanding the foregoing, Buyer will not be required to notify Seller of any public disclosure (A) set forth in any ordinary course registration statement, form, report, schedule, statement, exhibit or other document (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto, but for clarity excluding reports on form 8-K) required to be filed or furnished by Buyer to the Securities and Exchange Commission pursuant to the Exchange Act or the Securities Act of 1933, as amended, or (B) contained in a previously approved public announcement or disclosure.
(c)If Buyer or Seller, based on the advice of its counsel, determines that this Agreement, or any of the Ancillary Agreements, must be publicly filed with a Governmental

Authority, then Seller or Buyer, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this Agreement (and any other Ancillary Agreement) which it intends to file, and will give due consideration to any comments provided by such Party or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Authority of those sections specified by such Party or its counsel.
Section 4.4Shared Contracts. The Parties desire for the benefit of Seller and Buyer, respectively, to have and obtain the rights and benefits under each Shared Contract set forth on Section 9.1(b)(vi) of the Seller Disclosure Letter. Following the Closing, Buyer shall elect what Shared Contracts it desires to obtain the rights and benefits under, including, to the extent permissible and practicable, through partial assignment of the applicable portions of such Shared Contracts, and the Parties shall cooperate with each other to provide Seller and the Selling Affiliates and Buyer and its Affiliates with their applicable rights and benefits under each such Shared Contract first, by effecting a partial assignment of such Shared Contract; provided that Seller will use commercially reasonable efforts to obtain any required counterparty consent to effect such partial assignment, or, if unable to effect such partial assignment, second, by assisting Buyer in entering into a new Contract or Contracts with the applicable Third Party on substantially similar terms (a “Separated Contract”). Without limiting the foregoing, the Parties will reasonably cooperate to contact the Third Party counterparty to (A) each Shared Contract to the extent it is still in effect and has not been concluded with respect to the Transferred Assets, within [**] following the Closing, and (B) any other Shared Contract, including any Shared Contract that is no longer in effect or has been concluded with respect to the Transferred Assets, to the extent requested by Buyer, within [**] following Seller’s receipt of such request, in each case, to notify such Third Party of Buyer’s purchase of the Transferred Assets and to notify such Third Party that it may interact with the Buyer regarding such Shared Contract to the extent it relates to the Acquired Molecules, Acquired Products, or Transferred Assets, and only with respect to the applicable parts and provisions of such Shared Contract. Buyer acknowledges that, with respect to subclause (B) in the foregoing sentence, reasonable cooperation by Seller may be limited by the availability of current contact information for any applicable Third Party. The Third Party costs of entering into a new Contract or Contract(s) shall be borne by Buyer. If any Shared Contract set forth on Section 9.1(b)(vi) of the Seller Disclosure Letter cannot be partially assigned or separated into a Separated Contract following Closing, then Seller and Buyer shall, and shall cause each of their respective Affiliates to, use their commercially reasonable efforts to cause, for the period after the Closing until such Shared Contract is separated into a Separated Contract, (i) the rights and benefits under each Shared Contract to the extent relating to the Business to be enjoyed by Buyer; (ii) the liabilities under each Shared Contract to the extent relating to the Business after Closing to be borne by Buyer; (iii) the rights and benefits under each Shared Contract to the extent relating to any business other than the Business to be enjoyed by Seller; and (iv) the liabilities under each Shared Contract to the extent relating to either (a) the Business before Closing or (b) any business other than the Business, in each case, to be borne by Seller. If and to the extent that a Shared Contract set forth on Section 9.1(b)(vi) of the Seller Disclosure Letter contains a separate and severable agreement, statement of work, purchase order, or other distinct component that (a) relates solely to the Acquired Molecules, Acquired Products, or Transferred Assets and (b) is capable of being independently assigned without breaching or otherwise affecting the remaining portions of such Shared Contract, then, upon the valid assignment of such separate and severable portion to Buyer, such portion shall be deemed a Transferred Contract for all purposes hereunder.
Section 4.5Further Assurances. From time to time after the Closing Date, at the reasonable request of a Party, without further consideration and at the expense of the Party so requesting, the other Party shall execute and deliver to such requesting Party, or shall cause to be executed and delivered to such requesting Party, such additional instruments or documents, and shall take or cause to be taken such other action, as such requesting Party may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement. Seller shall, execute and deliver, or cause to be executed and delivered, to Buyer any confirmatory assignment, invention assignment, inventor’s declaration, or other documentation, and provide, or cause to be provided, any good faith testimony (by affidavit, declaration, or in person), in each case, as reasonably necessary or desirable to complete the chain-of-title of the Transferred IP to Seller and then, in accordance with to this Agreement, to Buyer and to otherwise perfect, defend, or enforce Buyer’s rights, title, and interests in and to the Transferred IP (including all inventions claimed or disclosed in the Transferred Patent Rights).
Section 4.6Insurance. The coverage under all insurance policies related to the Business and arranged or maintained by Seller or the Selling Affiliates following Closing is only for the benefit of Seller and the Selling Affiliates, and not for the benefit of Buyer or the Business. As of the Closing Date, Buyer agrees to arrange for its own insurance policies with respect to the Business and agrees not to seek, through any means, to benefit from any of Seller’s or the Selling Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Business following the Closing.
Section 4.7Wrong Pockets. For a period of up to [**] after the Closing Date, if either Buyer or Seller becomes aware that (w) any of the Transferred Assets has not been transferred to Buyer, (x) any of the Excluded Assets has been transferred to Buyer, (y) any Contract relating solely to the operation and conduct of the Business, the development, manufacture, commercialization, or other exploitation of any Acquired Molecule or Acquired Product, or any of the Transferred Assets was not included in Section 9.1(a)(vi) of the Seller Disclosure Letter, or (z) any Shared Contract that has not been, or attempted to be, assigned-in-part to Buyer or separated into a Separated Contract, in each case, it shall promptly notify the other and the Parties shall, as soon as reasonably practicable and, subject to Section 1.1(e) (Business Transfer Documents), cause such property to be:
(a)upon the written request of the Buyer, and with any necessary prior Third Party consent or approval, transferred to Buyer, in the case of any Transferred Asset that was not transferred to Buyer at the Closing;
(b)with any necessary prior Third Party consent or approval, transferred to Seller, in the case of any Excluded Asset that was transferred to Buyer at or after the Closing;
(c)upon the written request of the Buyer, and with any necessary prior Third Party consent or approval, transferred to Buyer, in the case of any Contracts described in clause (y) above; or
(d)upon the written request of the Buyer, in the case of Contracts described in clause (z) above, assigned-in-part to Buyer or separated into a Separated Contract, in each case, in accordance with Section 4.4 (Shared Contracts).
Section 4.8Transfer Plan; Transition Assistance. Following the Closing, Seller shall (a) conduct certain transfer and transition activities to transfer the Transferred Assets to and transition the Acquired Program to Buyer as set forth in the transfer plan on Exhibit D the (“Transfer Plan”), and (b) upon Buyer’s reasonable written request following Closing, provide reasonable assistance to Buyer and the other Buyer Parties in connection with understanding and using the Transferred Assets and conducting the Business, including making appropriate full-time employees of Seller available to assist Buyer or its designee from time to time as reasonably requested by Buyer (such assistance, the “Transition Assistance”). Seller shall provide Buyer with access to the Data Room for at least [**] following the Closing and allow Buyer to download all of the contents of the Data Room. If and to the extent Seller provides the Buyer Parties (i) more than [**] hours of Transition Assistance but not more than [**] hours of Transition Assistance, in the aggregate, pursuant to this Section 4.8 (Transfer Plan; Transition

Assistance), then Buyer will reimburse Seller for the cost of its employees’ performance of such additional Transition Assistance at [**], and (ii) more than [**] hours of Transition Assistance, in the aggregate, then Buyer will reimburse Seller for the cost of its employees’ performance of such additional Transition Assistance at the Hourly Rate. The total hours of Transition Assistance provided by Seller pursuant to this Section 4.8 (Transfer Plan; Transition Assistance) shall not exceed [**] hours in the aggregate. If applicable, Seller shall invoice Buyer for any such additional Transition Assistance provided at [**] thereof, as applicable, and Buyer shall pay all such undisputed amounts within [**] after receipt of an applicable invoice from Seller. Notwithstanding anything herein to the contrary, Buyer shall reimburse Seller for any reasonable and documented out-of-pocket costs, including fees payable to consultants, that Seller incurs in connection with any Transition Assistance; provided, that Seller shall not incur any such out-of- pocket costs without the prior written consent of Buyer; and provided further that any such services provided by consultants and reimbursed by Buyer will not count towards the hourly limits in the third sentence of this Section 4.8 (Transfer Plan; Transition Assistance). Seller shall invoice Buyer for any such out-of-pocket costs, and Buyer shall pay all such undisputed amounts within [**] after receipt of an applicable invoice from Seller. If any Know-How is created by or on behalf of Seller or any Selling Affiliate, solely or jointly, in the conduct of activities set forth in the Transfer Plan or otherwise pursuant to this Section 4.8 (Transfer Plan; Transition Assistance), then, if such Know-How primarily relates to an Acquired Molecule or Acquired Product, such Know-How will be deemed to be Transferred Know-How for the purposes of this Agreement and will be owned by Buyer and, [**].
Section 4.9License. Effective as of the Closing and subject to the terms, conditions, and provisions of this Agreement, Buyer hereby grants to Seller, and Seller hereby accepts, a non- transferable, non-exclusive license, with the right to grant sublicenses solely to Seller’s applicable Affiliates, under the Transferred Assets, solely for the purposes of during the applicable term of the Ancillary Agreements, performing Seller’s obligations under such Ancillary Agreements and under the Transfer Plan.
Section 4.10[**].
[**].
Section 4.11Payments from Third Parties; Correspondence.
(a)Except as expressly provided in any Ancillary Agreement, in the event that, on or after the Closing Date, either Party receives from a Third Party any payments or other funds due to the other pursuant to the terms of this Agreement or of any Ancillary Agreement, then the Party receiving such funds shall promptly forward such funds to the other Party. The Parties acknowledge and agree there is no right of offset regarding any such payments, and a Party may not withhold any such funds received from a Third Party for the account of the other Party in satisfaction of any claim or dispute pursuant to this Agreement or any Ancillary Agreement. For purposes of this Agreement, any payments or other funds received by Buyer or any of its Affiliates from a Third Party in respect of any Product(s) shall first be applied against any outstanding receivable held by Seller or any applicable Selling Affiliate in respect of such Product(s) for any period prior to Closing and only after all such receivables have been satisfied shall any payments or other funds received by Buyer or any of its Affiliates from a Third Party in respect of any Product(s) be deemed in respect of receivables for any period after the Closing.
(b)From and after the Closing until the [**] of the Closing Date, (i) Seller shall use commercially reasonable efforts to cause to be delivered to Buyer any mail or other communications received by Seller or any of the Selling Affiliates from any Person in respect of any Product with respect to the period after the Closing and (ii) Buyer shall use commercially reasonable efforts to cause to be delivered to Seller or its applicable Selling Affiliate any mail or other communications received by Buyer or its Affiliates from any Person either intended for Seller or any of the Selling Affiliates and not related to any Product or Transferred Asset or regarding any Product or Transferred Asset with respect to the period prior to the Closing. The provisions of this Section 4.11(b) (Payments from Third Parties; Correspondence) are not intended to, and shall not be deemed to, constitute an authorization by any of Seller or Buyer to permit the other to accept service of process on its behalf and neither Seller nor Buyer are or shall be deemed to be the agent of the other for service of process purposes.
Section 4.12Use of Trademarks. Neither Party nor any of its Affiliates shall use in any manner any Trademark or trade dress of the other Party or any of its Affiliates.
Section 4.13Mutual Non-Solicitation. From and after the Closing Date, Seller and Buyer each agree that they shall not, and they shall each cause their respective Subsidiaries and Affiliates to not, for a period of [**] after the Closing Date, directly or indirectly, encourage, induce, or solicit (a) in the case of Seller, any employee of Buyer to leave employment with Buyer or any of its Affiliates or (b) in the case of Buyer, any employee of Seller or any of the Selling Affiliates who as of the Closing Date provided services to the Business; provided, that this clause shall not preclude Seller, Buyer or any of their respective Subsidiaries or Affiliates from (i) posting a general solicitation through a public medium or general or mass mailing by or on behalf of Seller, Buyer or any of their respective Subsidiaries or Affiliates, as applicable, that is not targeted at employees of such other Party or (ii) soliciting any former employee of such other Party.
Section 4.14Competition.
(a)Seller acknowledges and agrees that, subject to the remainder of this Section 4.14 (Competition), during the Exclusive Period, Seller and its Affiliates shall not, directly or indirectly, by itself or for or with any Third Party, research, develop, manufacture, or commercialize [**], in the Field in the Territory.
(b)The Parties hereby acknowledge and agree that Section 4.14(a) (Competition) shall not apply to any activities intended by Seller or any of its Affiliates to ensure its compliance with this Section 4.14 (Competition) (e.g., counter screening).
(c)Notwithstanding anything to the contrary in this Section 4.14 (Competition), if a Change of Control occurs with respect to Seller or any of its Affiliates with an Acquirer, and the Acquirer (or any of such Acquirer’s successors or assigns, other than Seller and its Affiliates as of the Change of Control) [**] a program or product (or rights thereto) that would otherwise violate Section 4.14(a) (Competition) (each, an “Seller COC Program”), then (i) Section 4.14(a) (Competition) will not apply with respect to such Seller COC Program, and (ii) such Third Party, or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, as applicable, will be permitted to pursue, and continue such Seller COC Program after such Change of Control and such pursuit and continuation will not constitute a violation of Section 4.14(a) (Competition); provided that such Third Party or any of such Third Party’s Affiliates (including Seller and Selling Affiliates) or any or any successors or assigns of such Third Party or such Third Party’s Affiliates, as applicable, will (A) not use any Transferred Know-How or other confidential information of Buyer or the Buyer Parties, or otherwise practice, use, or exploit any Transferred Assets in connection with such Seller COC Program and (B) Segregate the Seller COC Program from the Transferred Assets.
(d)In addition, notwithstanding Section 4.14(a) (Competition), if (i) Seller or its Affiliate acquires a Third Party (by merger, sale, consolidation, reorganization, or otherwise)

so that such Third Party becomes an Affiliate over which Seller or its Affiliate has control, or (ii) Seller or its Affiliate acquires all or substantially all of the assets of a Third Party (including any subsidiaries or divisions thereof) (each of (i) and (ii), a “Seller Acquisition”), and, in each case, the Third Party (or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, other than Seller and its Affiliates as of the Seller Acquisition) already has, or the acquired assets contain, as applicable, a program or product that existed prior to the Seller Acquisition that would otherwise violate Section 4.14(a) (a “Seller Acquisition Program”), then Seller or such Affiliate will elect whether to (A) divest its rights to such Seller Acquisition Program, or (B) cease the development or commercialization of such Seller Acquisition Program, and will provide Buyer written notice of the existence of such Seller Acquisition Program and such decision within [**] after the closing of such Seller Acquisition. If Seller provides notice as described in clause (A) of the preceding sentence, then Seller, and its Affiliates if applicable, will divest such Seller Acquisition Program within [**] after the closing of the applicable Seller Acquisition, and if Seller provides notice that it will terminate such Seller Acquisition Program as described in clause (B) of the preceding sentence, then Seller, and its Affiliates if applicable, will (1) cease the development and commercialization of such Seller Acquisition Program as soon as reasonably practicable and in any event within [**] of the closing of the applicable Seller Acquisition, giving due consideration to ethical concerns and requirements under applicable Law and any agreements with Third Parties and (2) until such Seller Acquisition Program can be divested or terminated, (x) not use any Transferred Know-How or other confidential information of Buyer or the Buyer Parties, or otherwise practice, use, or exploit any Transferred Assets in connection with such Seller Acquisition Program, and (y) Segregate the Seller Acquisition Program from the Transferred Assets.
(e)The restrictions set forth in Section 4.14(a) (Competition) shall no longer apply to Seller and its Affiliates upon the earliest to occur of (i) Buyer’s public announcement that it is permanently abandoning all development and commercialization of all Products, and (ii) Seller’s receipt of written notice from Buyer that, consistent with Buyer’s use of Commercially Reasonable Efforts, Buyer has made the determination to permanently abandon all exploitation of all Products. Buyer shall promptly notify Seller in writing following any determination by Buyer to permanently abandon all exploitation of all Products. In addition, the restrictions set forth in Section 4.14(a) (Competition) shall cease to apply to Seller and its Affiliates in the event that Buyer’s fails to perform and satisfy its undisputed payment obligations under this Agreement for as long as such breach remains uncured.
Section 4.15Transferred Patent Rights; Negative Covenant. Buyer acknowledges and agrees that the execution and delivery of this Agreement will provide the Buyer Parties with unrestricted rights to use and exploit the Transferred Patent Rights only in connection with the development, manufacture, promotion, marketing, distribution and/or sale of any Acquired Molecule or any Acquired Product and no other compound or product, including, for clarity, any [**]. Buyer hereby covenants and agrees not to, and shall cause the other Buyer Parties not to, practice any (a) Transferred Patent Right or (b) Patent Right licensed under the A&R License Agreement, in each case ((a) and (b)), to develop, manufacture, promote, market, distribute, or sell any compound or product other than an Acquired Molecule or Acquired Product.
Section 4.16Maintenance and Enforcement of the Transferred Patent Rights. Following the Closing, Buyer shall either (a) not disclaim, allow to lapse, abandon, or terminally disclaim or fail to take any action necessary or desirable to prevent the disclaimer, lapse or abandonment of, an issued Patent Right in the Transferred Patent Rights if such issued Transferred Patent Right is the only remaining Transferred Patent Right with a Valid Claim that Covers the sale of a Product in a country (except for good faith abandonment in the ordinary course of prosecution) or (b) if Buyer does disclaim, allow to lapse, abandon, or terminally disclaim or fail to take any action necessary or desirable to prevent the disclaimer, lapse or abandonment of such issued Transferred Patent Right (except for good faith abandonment in the ordinary course of prosecution), the Buyer will continue to pay Royalties on Net Sales of Products in such country as if such Transferred Patent Right continued to be issued until such time such Transferred Patent Right would have expired but for such action by Buyer.
Section 4.17Transferred Materials. At or as promptly as practicable following the Closing and as set forth under Annex 9.1(a)(v), Seller shall cause the Transferred Materials to be made available for delivery to Buyer from Seller’s or its applicable vendor, by Buyer or its carrier and at Buyer’s cost and expense.
ARTICLE 5

TAX MATTERS
Section 5.1Tax Allocation. In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, sales or use, employment, withholding, transaction-based Taxes, or similar items, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days from the beginning of such Straddle Period through the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) in the case of any Tax based upon or related to income, gains or receipts, sales or use, employment, withholding, withholding- based Taxes, or similar items, be deemed equal to the amount of Tax which would be payable if the relevant Tax period ended on the Closing Date. Any Tax refunds or credits for overpayment for a Straddle Period shall be determined in a manner consistent with this Section 5.1 (Tax Allocation), and any such amounts that relate to a Pre-Closing Tax Period (or are otherwise described in Annex 9.1(b)(x)) shall be for the account of Seller. Buyer shall, or shall cause its Affiliates, to promptly remit to Seller the net amount of any such refund (or any other amounts described in Annex 9.1(b)(x)), net of any out of pocket costs or expenses of Buyer or its Affiliates on obtaining, receiving, or paying over any such refund.
Section 5.2Cooperation. Each of Buyer and Seller shall provide the other with such information and records, and make such of its officers, directors, employees and agents available, as may reasonably be requested by such other Party in connection with the preparation of any Tax Return or the conduct of any Tax Proceeding of the Transferred Assets for any Pre-Closing Tax Period or a Straddle Period.
Section 5.3Contingent Consideration. The Parties agree for all U.S. Tax purposes that the Contingent Consideration shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state and local or non-U.S. Law (subject to any imputation of interest under Section 483 or Section 1274 of the Code). The Parties shall file all Tax Returns consistent with the foregoing.
ARTICLE 6

INDEMNIFICATION
Section 6.1Survival. All representations and warranties made in this Agreement shall survive the Closing Date for a period of [**] after the Closing Date; provided that the representations and warranties of Seller set forth in [**] (collectively, the “Fundamental Representations”) and [**] shall survive until [**] following the expiration of the applicable statute of limitations. The respective covenants and agreements of Seller and Buyer contained in this Agreement contemplated or required to be performed or complied with from and after the Closing (each, a “Post-Closing Covenant”) shall survive the Closing Date hereunder for such period of time as may be specified therein, but in no event will Buyer be permitted to bring an indemnity claim with respect to any breach of a Post-Closing Covenant after the expiration of the applicable statute of limitations. An Indemnifying Party shall have no indemnification obligation in respect of claims made pursuant to this Article 6 unless the Indemnified Party gives written notice of the claim to the Indemnifying Party in accordance with the procedures set forth in this Agreement on or prior to the expiration of the applicable survival period. If the Indemnified Party delivers such written notice of a claim on or prior to the expiration of the applicable survival period, then the Indemnifying Party’s indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article 6.
Section 6.2Indemnification by Seller. From and after the Closing, and subject to this Article 6, Seller shall defend, indemnify and hold harmless Buyer, and each of its Subsidiaries and Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty by Seller set forth in this Agreement, (b) any breach or default in performance by Seller of any Post-Closing Covenant of Seller, (c) the ownership and operation of the Transferred Assets and the Business prior to the Closing Date, and (d) any Excluded Liability. Notwithstanding that a claim for Losses may fall into multiple categories of this Section 6.2 (Indemnification by Seller), Buyer Indemnitees may recover such Losses only one time.
Section 6.3Indemnification by Buyer. From and after the Closing, and subject to this Article 6, Buyer shall defend, indemnify and hold harmless Seller and each of its Subsidiaries and Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty by Buyer set forth in this Agreement, (b) any breach or default in performance by Buyer of any Post-Closing Covenant of Buyer, (c) the ownership and operation of the Transferred Assets and the Business after the Closing and (d) the Assumed Liabilities. Notwithstanding that a claim for Losses may fall into multiple categories of this Section 6.3 (Indemnification by Buyer), Seller Indemnitees may recover such Losses only one time.
Section 6.4Limitations on Indemnity. Buyer and Seller agree, for themselves and on behalf of the Buyer Indemnitees and the Seller Indemnitees, respectively, that:
(a)Except in the case of fraud, no Buyer Indemnitee will assert any claims for, nor shall any Buyer Indemnitee be entitled to, indemnification under Section 6.2(a) (Indemnification by Seller) until such time as the aggregate of all Losses that Buyer Indemnitees may have under Section 6.2(a) (Indemnification by Seller) exceeds $[**] (i.e., [**]) (the “Indemnity Threshold”), at which time the Buyer Indemnitees may assert claims for all Losses. The aggregate liability of Seller in respect of claims for indemnification pursuant to Section 6.2(a) (Indemnification by Seller) will not exceed $[**] (i.e., [**]) (the “Upfront Cap”). Notwithstanding the foregoing, to the extent that Buyer Indemnitees have Losses for which it is entitled to indemnification under Section 6.2(a) (Indemnification by Seller) in excess of the Upfront Cap up to a total of $[**] (i.e., [**]) (such excess the “Excess Indemnifiable Losses”), any Buyer Indemnitee may assert a claim against Seller for such Excess Indemnifiable Losses and/or may offset or recover from Seller such Excess Indemnifiable Losses against any Development and Regulatory Milestone Payments, Commercial Milestone Payments, Royalty, or (Sub)license Income owed by Buyer to Seller under this Agreement after, with respect to the Royalties, the application of all other reductions applicable pursuant to Section 1.4(c)(iv) (Royalty Reductions), but in each case, only to the extent provided in Section 6.4(b) (Limitations on Indemnity).

(b)To the extent a Buyer Indemnitee asserts a claim against Seller for Excess Indemnifiable Losses, Seller will not be required to pay or reimburse any Excess Indemnifiable Losses to the extent that such Excess Indemnifiable Losses exceed an amount equal to [**] actually received by Seller as of the time such Excess Indemnifiable Losses are payable to the Buyer Indemnitees. To the extent any Excess Indemnifiable Losses are not paid or reimbursed by Seller, whether as a result of the foregoing limitation or otherwise, Buyer may offset them in accordance with this Section 6.4(b) (Limitations on Indemnity) against subsequent future Development and Regulatory Milestone Payments, Commercial Milestone Payments, Royalties, or (Sub)license Income payments owed by Buyer to Seller until exhausted; provided, that, no Development and Regulatory Milestone Payment, Commercial Milestone Payment, Royalty, or (Sub)license Income payment will be reduced by more than [**] relative to what it otherwise would have been absent the reductions in this Section 6.4(b) (Limitations on Indemnity). If and to the extent that any Excess Indemnifiable Losses are not either paid by Seller or offset against any Development and Regulatory Milestone Payments, Commercial Milestone Payments, Royalties, or (Sub)license Income payment as a result of the foregoing limitation, then Buyer may carry forward and offset such amounts against future Development and Regulatory Milestone Payments, Commercial Milestone Payments, Royalties, or (Sub)license Income payments otherwise owed by Buyer to Seller (subject to the foregoing [**] per-payment reduction limit) until exhausted.
(c)Notwithstanding anything to the contrary set forth herein, the provisions of Section 6.4(a) (Limitations on Indemnity) will not apply in respect of claims for breach of any Fundamental Representation or fraud; provided that in no event shall the aggregate liability of Seller in respect of claims for indemnification pursuant to Section 6.2(a), Section 6.2(b) and Section 6.2(c) (Indemnification by Seller) exceed the Purchase Price actually received by Seller, other than for fraud.
(d)No Buyer Indemnitee shall be entitled to indemnification, to sue for damages or to assert any other right or remedy under this Agreement with respect to any Loss, cause of action or other claim to the extent it (i) is a potential Loss that may be asserted rather than an actual Loss that has, in fact, been incurred by such Party or (ii) is a Loss with respect to which such Party or any of its Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable. Notwithstanding the foregoing, pursuant to Section 6.1 (Survival) above, if a written notice of any claim for indemnification hereunder has been delivered in accordance with this Agreement prior to the expiration of the applicable survival period set forth above, the indemnification obligations of Buyer Indemnitee shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article 6.
(e)No Buyer Indemnitee shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Buyer Indemnitee has already recovered such amount with respect to such matter pursuant to such provision or any other provisions of this Agreement.
(f)With respect to each indemnification obligation in this Agreement: (i) in no event shall an Indemnifying Party have liability to the Indemnified Party for damages that are waived pursuant to Section 8.4(c) (Waiver of Certain Damages); and (ii) the Parties shall treat any indemnification payment made under this Agreement as an adjustment to the Upfront Consideration, or Development and Regulatory Milestone Payments, Commercial Milestone Payments, or Royalties, or (Sub)license Income (as applicable).
(g)If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 6.2 or Section 6.3 and the Indemnified Party could have recovered all or a part of such Losses from a Third Party (a “Potential Contributor”)

based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.
(h)Any Indemnified Party shall take all commercially reasonable steps under applicable Law to mitigate any Losses incurred by such Party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder.
Section 6.5Notification of Claims; Third Party Claims.
(a)A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party or Parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article 6 (Indemnification), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided, however, that (i) the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 6 (Indemnification) except to the extent the Indemnifying Party is prejudiced by such failure and (ii) the Indemnified Party will not be permitted to deliver a such notice (and will not be entitled to indemnification pursuant to this Article 6 (Indemnification)) with respect to breaches of a representation and warranty unless such notice is delivered prior to the expiration of any applicable survival period specified in Section 6.1 (Survival) for such representation or warranty.
(b)Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 6.5 (Notification of Claims; Third Party Claims) in respect of a pending or threatened claim or demand by a Third Party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim” and including a pending or threatened claim or demand asserted by a Third Party against the Indemnified Party), the Indemnifying Party may, by notice to the Indemnified Party delivered within [**] of the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned, or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim. Without limitation, the Parties stipulate and agree that it would be reasonable for the Indemnified Party to withhold such consent if (i) the Indemnifying Party does not pay or cause to be paid all amounts arising out of such settlement, compromise, or judgment concurrently with its effectiveness, (ii) the settlement, compromise, or discharge judgment involves any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party, encumbers any asset of any Indemnified Party, or requires the Indemnified Party agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party, or (iii) the settlement, compromise, or judgment does not contain a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party.

(c)Notwithstanding anything to the contrary in this Article 6 (Indemnification) (including Section 6.2 (Indemnification by Seller) and Section 6.3 (Indemnification by Buyer)), no Indemnifying Party shall have any liability under this Article 6 (Indemnification) for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the prior written consent of such Indemnifying Party.
(d)In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 6.5 (Notification of Claims; Third Party Claims) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within [**] following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article 6 (Indemnification). The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.
Section 6.6Exclusive Remedy. Notwithstanding any provision to the contrary in this Agreement, Seller and Buyer hereby agree that following the Closing, subject to Section 8.10 (Specific Performance), the sole and exclusive financial remedy of a Party for any breach or inaccuracy of any representation, warranty, covenant, or agreement contained in this Agreement shall be the indemnification rights set forth in this Article 6 (Indemnification), regardless of the legal theory under which any liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise. The Parties hereto agree that the provisions of this Agreement relating to indemnification, and the limits imposed on Buyer’s and the Buyer Indemnitees’ and Seller’s and Seller Indemnities’ rights and remedies with respect to this Agreement and the transactions contemplated hereby (including this Article 6 (Indemnification)) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder. Without limiting the generality of the foregoing, the Parties to this Agreement hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled with respect to this Agreement and the transactions contemplated hereby.
ARTICLE 7

DEFINITIONS
Section 7.1Certain Terms. The following terms have the respective meanings given to them below:
“[**]” means, [**].
“[**]” means, [**].
“A&R License Agreement” means that certain Amended and Restated Exclusive License Agreement between [**] and Buyer, dated as of the Closing Date.
“Acquired Backup Molecule” means each molecule described on Part C of Exhibit E.
“Acquired Molecule” means (a) ADX-097, (b) the Acquired Backup Molecules, or (c) any other molecule that includes, comprises or contains (i) an Antibody that directly binds to C3d, or a fragment or portion thereof and (ii) CFH (ENSG00000000971), or a fragment or portion thereof.

“Acquired Product” means, as of the applicable time, any product, in all forms, presentations, formulation, methods of administration and dosage forms, that includes, comprises or contains (a) ADX-097 or (b) any other Acquired Molecule that is owned or controlled by Seller or its Affiliates, in each case (a)-(b), including its peptide and nucleic acid sequences, and any fragments, variants and derivatives of, and modified (including post-translationally modified) forms of, the foregoing (in each case, alone or in combination with other active ingredients).
“Acquired Program” means the Seller’s and the Selling Affiliates’ program of research and development related to Acquired Molecules and Acquired Products.
“Acquirer” means, collectively, with respect to the acquisition of a Party by a Third Party, a Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates (determined as of immediately prior to the closing of such Change of Control).
“[**]” means [**]
“ADX-097” means the molecule described on Part B of Exhibit E.
“Affiliate” means, with respect to any Person, any other Person that now or hereinafter controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” shall mean direct or indirect ownership of at least fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest, in the case of any other type of legal entity, status as a general partner in any partnership or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to direct the management and policies of a corporation or other entity. The Parties acknowledge that, in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means the (a) Business Transfer Documents, (b) the Assignment and Assumption Agreement, (c) the Bill of Sale, (d) the Patent Assignment, (e) the License Agreement Novation Agreement, and (f) all other agreements, documents and instruments executed and delivered in connection with the transactions contemplated by this Agreement.
“Annual Net Sales” means, on a Product-by-Product basis, the total Net Sales of such Product in a given Calendar Year.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable laws of similar effect, and the related regulations and published interpretations thereunder.
“Antibody” means an antibody or immunoglobulin molecule (whether human, murine, humanized, chimeric, monoclonal, polyclonal, full-length, functional fragment, or any other type of antibody or antibody derivative), whether multiple or single chain, recombinant or naturally occurring or a combination of the foregoing, whole or fragment.
“Assignment and Assumption Agreement” means that certain assignment and assumption agreement entered into by the Parties substantially in the form as attached as Exhibit A assigning the Assumed Liabilities to the Buyer.
“Assumed Liabilities” means the obligations and liabilities set forth or described on Annex 9.1(c).
“Bill of Sale” means that certain bill of sale entered into by the Parties substantially in the form as attached as Exhibit B transferring the tangible personal property included in the Transferred Assets to the Buyer.
“Biosimilar Product” means, with respect to a Product in a country, biologic product (a) whose licensing, approval, or marketing authorization relies in whole or in part on (i) a prior Regulatory Approval granted for such Product or (ii) any clinical data related to such Product generated for evidence of the safety and efficacy of such product, or (b) is determined by the applicable Regulatory Authority in such a country to be a biosimilar to or have no clinically meaningful differences from a Product, as set forth in 42 U.S.C. § 262(k)(4) in the United States, Section 10 of Directive 2001/83/EC in the European Union, or other applicable Law.
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day that is not (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized or required by law to be closed in New York, New York or Boston, Massachusetts.
“Business Transfer Documents” has the meaning set forth in Section 1.1(e) (Business Transfer Documents).
“Buyer” has the meaning set forth in the Preamble.
“Buyer Disclosure Letter” means the letter, dated as of the date hereof, delivered by Buyer to Seller prior to the execution of this Agreement and identified as the Buyer Disclosure Letter.
“Buyer Indemnitees” has the meaning set forth in Section 6.2 (Indemnification by Seller).
“Buyer Party” means Buyer and its Affiliates and any (Sub)licensee.

“Calendar Quarter” means each of the three-month periods ending March 31, June 30, September 30 and December 31; provided that the first Calendar Quarter under this Agreement will extend from the Closing Date to the end of the then-current Calendar Quarter.
“Calendar Year” means the one (1) year period beginning on January 1 and ending on December 31; provided that the first Calendar Year under this Agreement will extend from the Closing Date to the end of the then-current Calendar Year.
“Change of Control” means, with respect to a Party (on a consolidated basis), that: (a) any Third Party acquires directly or indirectly the legal or beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the legal or beneficial owner of voting securities representing more than fifty (50%) of the total voting power of all of the then outstanding voting securities of such Party or its ultimate parent, other than through issuances by Party of securities of such Party in a financing transaction or series of related financing transactions, (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which results in shareholders or equity holders of such Party (or its ultimate parent) immediately prior to such transaction, no longer owning at least fifty (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction, or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole or substantially all of such Party’s business or assets relates, through one or more related transactions.
“Clinical Trial” means any clinical investigation conducted on human subjects, as that term is defined in FDA regulations at U.S. 21 C.F.R. § 312.3, or a similar clinical investigation conducted on human subjects, as defined under applicable Law outside the United States, that is designed to generate data in support on an application or submission for a product filed with a Regulatory Authority in a country or group of countries to obtain Regulatory Approval for such product in such country or group of countries.
“Closing” has the meaning set forth in Section 1.2 (Closing).
“Closing Date” has the meaning set forth in Section 1.2 (Closing).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Milestone Event” has the meaning set forth in Section 1.4(b) (Commercial Milestone Payments).
“Commercial Milestone Payment” has the meaning set forth in Section 1.4(b) (Commercial Milestone Payments).
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Buyer Party with respect to the development of the Products, that level of efforts and resources commonly applied by biotechnology companies [**]. Seller acknowledges that [**].

“Confidential Business Information” has the meaning set forth in Section 4.2(b) (Confidentiality).
“Confidentiality Agreement” means the Confidential Disclosure Agreement, dated as of February 27, 2025, between Seller and Buyer.
“Contract Expiration Date” means, with respect to any Contract, the expiration date of the current term of such Contract, subject to any extensions pursuant to (iii) (Transferred Assets Subject to Third-Party Consent).
“Contracts” has the meaning set forth in clause (iv) of Annex 9.1(a).
“Copyrights” means copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, and all registrations and rights to register and obtain renewals and extensions of registration, together with all other interests accruing by reason of international copyright.
“Cover” or “Covered by” means, with respect to a Patent Right and a compound or product in a country, that, in the absence of ownership of or a license under such Patent Right, the manufacture, making, use, sale, offer for sale, or import of such compound or product in such country would infringe one or more Valid Claims of such Patent Right.
“Data” means all scientific data of any kind, including clinical and non-clinical data and data relating to chemistry, manufacturing, and controls.
“Data Room” means the electronic data room hosted by Progress Share File and entitled “[**]” that was provided by or on behalf of Seller to Buyer, which contains documents and materials relating to the Business, Acquired Molecules, and Acquired Products, as constituted as of 11:00 p.m. (Eastern time) [**] prior to of the Closing Date, the index of which is attached hereto as Exhibit I.
“Determination Period” has the meaning set forth in Section 1.10 (Milestone Dispute Notice).
“Development and Regulatory Milestone Event” has the meaning set forth in Section 1.4(a) (Development and Regulatory Milestone Payments).
“Development and Regulatory Milestone Payment” has the meaning set forth in Section 1.4(a) (Development and Regulatory Milestone Payments).
“Development Plan” has the meaning set forth in Section 1.9(a) (Development Plan).
“Diligence Expiration Date” has the meaning set forth in Section 1.8(a) (Diligence Obligations).
“Divested Assets” has the meaning set forth in Section 8.6 (Divestitures).

“Divestiture” has the meaning set forth in Section 8.6 (Divestitures).
“Eligible Offset Amount” has the meaning set forth in Section 1.4(e) (Right to Offset).
“Environmental Law” means any present and future applicable federal, state, and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, (a) relating to (i) protection of human health (as it relates to Hazardous Substances) or the environment, (ii) Hazardous Substances, or (iii) liability for or costs of actual or threatened danger to the environment, (b) conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of any individual property, (c) requiring notification or disclosure of releases of Hazardous Substances or other environmental condition of any individual property to any Governmental Authority or other Person, whether or not in connection with the transfer of title to or interest in such individual property, (d) imposing conditions or requirements in connection with permits or other authorization for lawful activity associated with Hazardous Substances, and (e) related to a nuisance or trespass related to any individual property and associated with Hazardous Substances.
“EU Approval” means, with respect to a Product, receipt of Regulatory Approval from the European Commission for such Product in the EU under the centralized EMA filing procedure; provided, however, that if the centralized EMA filing procedure is not used, EU Approval will be achieved upon receipt of Regulatory Approval from the applicable Governmental Authority for such Product in any [**] of the following countries: [**].
“Excess Indemnifiable Losses” has the meaning set forth in Section 6.2(a) (Indemnification by Seller).
“Excluded Assets” means the property of Seller and the Selling Affiliates set forth or described on Annex 9.1(b), which property is not to be transferred to Buyer hereunder.
“Excluded Contracts” has the meaning set forth in clause (vi) of Annex 9.1(b).
“Excluded Liabilities” means all liabilities and obligations of Seller and the Selling Affiliates set forth or described on Annex 9.1(d), which are not to be assumed by Buyer hereunder.
“Exclusive Period” means the period commencing on the Closing Date and ending on the Diligence Expiration Date; provided that, [**].
“Expert” has the meaning set forth in Exhibit H.
“FDA” means the U.S. Food and Drug Administration or any successor entity thereto.
“Field” means the treatment, prevention or diagnosis of any disease or condition in humans.
“First Commercial Sale” means, on a country-by-country and Product-by-Product basis, the first sale of such Product by a Buyer Party for end use or consumption in such country following receipt of Regulatory Approval of such Product in such country; provided, however, that none of the following shall constitute a “First Commercial Sale”: (a) any sale, transfer, or use of such Product in clinical trials or non-clinical development activities with respect to such Product; (b) disposal or transfer of such Product for compassionate use or a bona fide charitable purpose; or (c) sales of such Product made on a named patient basis, in early access programs, or for similar uses.
“Fundamental Representations” has the meaning set forth in Section 6.1 (Survival).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.
“Hazardous Substance” means any and all material or substance (whether solid, liquid, or gas) defined, listed, regulated or otherwise classified as toxic or hazardous, or as a pollutant or containment, under any applicable Environmental Law.
“Hourly Rate” means the rate of $[**] per hour.
“IND” means an investigational new drug application, Clinical Trial application, Clinical Trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to initiate human clinical testing of a pharmaceutical product in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312, as well as all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.
“Indemnified Party” has the meaning set forth in Section 6.5(a) (Notification of Claims; Third Party Claims).
“Indemnifying Party” has the meaning set forth in Section 6.5(a) (Notification of Claims; Third Party Claims).
“Indemnity Threshold” has the meaning set forth in Section 6.4(a) (Limitations on Indemnity).
“Indication” means any distinct disease or condition. For purposes of determining whether a given disease or condition is distinct from another disease or condition so as to constitute a separate Indication and be eligible to trigger a Development and Regulatory Milestone Event based on its being a distinct Indication, the applicable disease or condition must be clearly distinct from any other disease or condition, which means that each applicable disease or condition must bear a distinct reference number under the International Statistical Classification of Diseases and Related Health Problems codes, such as ICD-11 or any successor thereto, as defined by the World Health Organization, to the left of the decimal point.

“Initiation” means, with respect to a Clinical Trial of a Product, the administration of the first dose of such Product to the first patient participating in such Clinical Trial.
“IP Rights” means (a) Patent Rights, (b) Trademarks, (c) Copyrights and (d) trade secrets, Know-How and Data and databases.
“Know-How” means (a) any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including non-public inventions, discoveries, databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, trade secrets, skill, experience, test data (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data, and (b) any biological, chemical, or physical materials. Know-How expressly excludes Patent Rights.
“Knowledge of Seller” means the actual knowledge, as of the date hereof, of the Persons specified in Section 7.1(a) of the Seller Disclosure Letter and the knowledge such Persons would be expected to have after reasonably inquiry.
“Laws” has the meaning set forth in Section 2.11(a) (Litigation).
“License Agreement Novation Agreement” means that certain Novation Agreement among the Seller, Buyer, and [**], dated as the date hereof, substantially in the form as attached as Exhibit G.
“Licensed IP Contracts” has the meaning set forth in Section 2.9(h) (Intellectual Property).
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.
“Litigation” means any action, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.
“Losses” means any and all damages, judgments, Taxes, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents).
“Material Adverse Effect” means any material adverse change in, or effect on, the Transferred Assets or the financial condition, results of operations, or prospects of the Business, taken as a whole; provided that any such change or effect resulting from any of the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: [**].
“Material Contract” has the meaning set forth in Section 2.6(e) (Material Contracts).

“Milestone Dispute Notice” has the meaning set forth in Section 1.10 (Milestone Dispute Notice).
“Net Sales” means the [**].
“Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any court or other Governmental Authority or arbitrator.
“Organizational Documents” means the articles of incorporation, constitution, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“[**]” means [**].
“Party” and “Parties” has the meaning set forth in the Preamble.
“Patent Assignment” means that certain patent assignment between the Parties substantially in the form as attached as Exhibit C.
“Patent Rights” means patents (as well as the relevant complementary protection certificates where applicable) and patent applications (including any divisions, continuations, continuations-in-part, provisional applications, reexamined versions or reissues thereof) whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn or resubmitted.
“Permits” has the meaning set forth in Section 2.11(b) (Compliance with Laws; Licenses and Permits).
“Permitted Liens” means (a) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business or in connection with construction contracts for amounts that are not delinquent or are being contested in good faith and that would not individually or in the aggregate be materially adverse to the Business, and (b) any liens arising or incurred by the terms and conditions of the Transferred Contracts set forth on Annex 9.1(a)(vi).
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Phase 2 Clinical Trial” means any Clinical Trial of the effectiveness of a product for a particular indication or indications in patients with the disease or condition under study and to determine the short-term side effects and risks associated with such product and with the purpose to obtain sufficient information about the Product’s efficacy to permit the design of Phase 3 Clinical Trials, and which is consistent with 21 C.F.R. § 312.21(b) or a comparable clinical study requested by the relevant Regulatory Authority in a country other than the United States, including a phase 2a Clinical Trial, phase 2b Clinical Trial, the second portion of a phase 1/2 Clinical Trial or the first portion of a phase 2/3 Clinical Trial.
“Phase 3 Clinical Trial” means a Clinical Trial of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular Indication in a manner with the aim to obtain Regulatory Approval for such Product in any country, as described in 21 C.F.R. § 312.21(c) or a comparable clinical study requested by the relevant Regulatory Authority in a country other than the United States, including the second portion of a phase 2/3 Clinical Trial.
“Post-Closing Covenant” has the meaning set forth in Section 6.1.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of a Straddle Period beginning after the Closing Date.
“Potential Contributor” has the meaning set forth in Section 6.4(g).
“Pre-Closing Accounts Payable” has the meaning set forth in clause (i) of Annex 9.1(d).
“Pre-Closing Accounts Receivable” has the meaning set forth in clause (i) of Annex 9.1(b).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of the Straddle Period ending at the completion of the Closing Date.
“Product” means any Acquired Product that incorporates, constitutes or contains an Acquired Molecule that is either (a) ADX-097, including its peptide and nucleic acid sequences, and any fragments, variants and derivatives, and modified (including post-translationally modified) forms thereof or (b) Covered by [**], in each case ((a) and (b)), in any formulation or dosage strength. For clarity, any [**] is not a Product.
“Proposal” has the meaning set forth in Exhibit H.
“Purchase Price” means the aggregate of all consideration paid or payable to Seller pursuant to Section 1.3 (Purchase Price).
“Regulatory Approval” means approval of a Regulatory Approval Application by the applicable Regulatory Authority.
“Regulatory Approval Application” means: (a) a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto in the U.S. (“NDA”) or a Biologics License Application submitted to the FDA pursuant to Section 351(a) of the Public Health Service Act (“BLA”); (b) an application for authorization to market or sell a pharmaceutical or biological product submitted to a Regulatory Authority in any country or jurisdiction other than the U.S., including, with respect to the EU, a marketing authorization application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in the European Economic Area with respect to the decentralized procedure, mutual recognition procedure, or any national approval procedure (“MAA”); or (c) with respect to any product for which a NDA, BLA or MAA has been approved by the applicable Regulatory Authority, an application to supplement or amend such NDA, BLA or MAA to expand the approved label for such pharmaceutical or biological product to include use of such pharmaceutical or biological product for an additional indication.
“Regulatory Authority” means with respect to a country in the Territory, any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in assessing or granting Regulatory Approvals (including pricing approvals) for pharmaceutical products in such country, including the FDA in the United States, the European Commission (and any successor entity thereto) in the European Union, [**] and any corresponding national or regional regulatory authorities in any country that is a counterpart to the foregoing agencies.
“Royalties” has the meaning set forth in Section 1.4(c) (Royalties).
“Royalty Report” has the meaning set forth in Section 1.4(c)(vi) (Royalty Payments and Reports).
“Royalty Term” has the meaning set forth in Section 1.4(c)(ii) (Royalty Term).
“Scientific Expert” has the meaning set forth in Section 1.10 (Milestone Dispute Notice).
“Securitization Transaction” has the meaning set forth in Section 8.5(b) (Securitization).
“Security Interest Release” means evidence provided by Seller, in a form reasonably acceptable to Buyer, that First-Citizens Bank and Trust Company releases its security interest in all rights, title, and interests in and to the Transferred Assets.
“Segregate” means, with respect to any Seller COC Program or Seller Acquisition Program, systems and safeguards to segregate the use of Transferred Know-How or other confidential information of Buyer or the Buyer Parties and the practice, use, or exploitation of any Transferred Assets from the activities conducted under any Seller COC Program or Seller Acquisition Program, including ensuring that: [**]. When used as a noun, “Segregation” means any and all activities involved in Segregating any Seller COC Program or Seller Acquisition Program.
“Selected Scientific Expert” has the meaning set forth in Section 1.10 (Milestone Dispute Notice).
“[**]” means that certain [**], which will be assigned by Buyer to Seller as a Transferred Contract in accordance with this Agreement.
“Seller” has the meaning set forth in the Preamble.

“Seller Acquisition” has the meaning set forth in Section 4.14(d) (Competition).
“Seller Acquisition Program” has the meaning set forth in Section 4.14(d) (Competition).
“Seller COC Program” has the meaning set forth in Section 4.14(b) (Competition).
“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by Seller to Buyer prior to the execution of this Agreement and identified as the Seller Disclosure Letter.
“Seller Indemnitees” has the meaning set forth in Section 6.3 (Indemnification by Buyer).
“Selling Affiliates” means all of the Affiliates of Seller that own any Transferred Assets or have obligations or liabilities in respect of any Assumed Liabilities.
“Separated Contract” has the meaning set forth in Section 4.4 (Shared Contracts).
“Shared Academic Contracts” means the Shared Contracts listed on Section 9.1(b)(vi)(4) of the Seller Disclosure Letter.
“Shared Academic Contract Know How” means, with respect to a given Shared Academic Contract, any Know How licensed or otherwise made available to Seller under such Shared Academic Contract.
“Shared Contract” means each Contract that relates to both (a) the Business, the development, manufacture, commercialization, or other exploitation of any Acquired Molecule or Acquired Product, or any Transferred Assets and (b) one or more other businesses or products of Seller or any Selling Affiliate, including the Contracts listed on Section 9.1(a)(vi) of the Seller Disclosure Letter and clearly labeled as “Shared Contracts”.
“Solvent” means, with respect to any Person, that:
(a)the fair saleable value (determined on a going-concern basis) of the assets of such Person shall be greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(b)such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due; and
(c)such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.
“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“(Sub)license Income” means consideration in any form received by Buyer or its Affiliates from or on behalf of any (Sub)licensee that is granted rights [**] in return for the grant of such license or sublicense outside the United States, including (a) upfront payments, regulatory approval milestone payments, commercial sales milestone payments, and royalties or profit share payments, and (b) payments for options for a license or sublicense or for the exercise of such options. (Sub)license Income shall not include [**]. For the avoidance of doubt, (Sub)license Income shall not apply to any sale of all or substantially all of Buyer’s assets related to the Business, whether by merger, sale of assets, or otherwise or to a Change of Control of Buyer.
“(Sub)licensee” means any Third Party to which Buyer or an Affiliate of Buyer, directly or indirectly, grants a license the right to develop, use, import, promote, offer for sale, sell, have sold, and/or otherwise commercialize any Product. For clarity,
“(Sub)licensee” excludes wholesalers, distributors, contract research organizations, contract manufacturing organizations, contract development and manufacturing organizations, and other service providers.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person.
“Support Memo” has the meaning set forth in Exhibit H.
“Tax” means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, goods and services, value added, transfer, registration, stamp, premium, excise, severance, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other charge, assessment, or other expense in the nature of or similar to a tax (including all interest and penalties thereon and additions thereto).
“Tax Proceeding” means any audit, request for information, investigation, hearing, litigation, legal action, or judicial contest relating to Taxes.
“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.
“Taxing Authority” means any Governmental Authority exercising any authority to collect, impose, regulate or administer the imposition of Taxes.
“Territory” means anywhere in the world.

“Third Party” means, after the Closing, any Person other than Buyer or an Affiliate of Buyer.
“Third Party Claim” has the meaning set forth in Section 6.5(b) (Notification of Claims; Third Party Claims).
“Trademarks” means trademarks, service marks, trade names, trade dress, logos, slogans, and other similar designations of source or origin, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor.
“Transfer Approval” has the meaning set forth in Section 1.1(g)(i) (Transferred Assets Subject to Third-Party Consent).
“Transfer Plan” has the meaning set forth in Section 4.8 (Transfer Plan; Transition Assistance).
“Transfer Taxes” mean any federal, state, county, local, foreign and other sales, use, transfer, goods and services, value added, conveyance, documentary transfer, stamp duty, recording or other similar Tax, fee or charge imposed on or in connection with the transactions contemplated by or the instruments executed under or in connection with this Agreement or the recording of any sale, transfer, or assignment of property (or any interest therein) effected pursuant to this Agreement.
“Transferee” has the meaning set forth in Section 8.6 (Divestitures).
“Transferred Academic Contracts” means the Transferred Contracts listed on Section 9.1(a)(vi)(3) of the Seller Disclosure Letter.
“Transferred Academic Contract Know How” means, with respect to a given Transferred Academic Contract, any Know How licensed or otherwise made available to Buyer under such Transferred Academic Contract.
“Transferred Assets” means the assets and other personal property of Seller and the Selling Affiliates related to the Business set forth or described on Annex 9.1(a).
“Transferred Contracts” has the meaning set forth in clause (v) of Annex 9.1(a).
“Transferred IP” has the meaning set forth in clause (vii) of Annex 9.1(a).
“Transferred Know-How” has the meaning set forth in clause (vii) of Annex 9.1(a).
“Transferred Materials” has the meaning set forth in clause (vi) of Annex 9.1(a).
“Transferred Patent Rights” has the meaning set forth in clause (vii) of Annex 9.1(a).
“Transition Assistance” has the meaning set forth in Section 4.8 (Transfer Plan; Transition Assistance).

“Unassigned Right” has the meaning set forth in Section 1.1(g)(i) (Transferred Assets Subject to Third-Party Consent).
“Upfront Cap” has the meaning set forth in Section 6.4(a) (Limitations on Liability).
“Upfront Closing Consideration” has the meaning set forth in Section 1.3(a)(i) (Purchase Price).
“Upfront Consideration” has the meaning set forth in Section 1.3(a)(ii) (Purchase Price).
“Upfront Second Consideration” has the meaning set forth in Section 1.3(a)(i) (Purchase Price).
“Upstream License Agreement” means each of the A&R License Agreement or the [**], as applicable.
“Valid Claim” means a claim of (a) an issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) any patent application that has not been cancelled, withdrawn or abandoned, without being re-filed in another application in the applicable jurisdiction; provided that a patent application pending for more than [**] from the priority date with respect thereto will not be considered to have any Valid Claim for purposes of this Agreement, unless and until a patent that meets the criteria set forth in clause (a) above issues from such application.
Section 7.2Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this Agreement unless otherwise specified. All Exhibits and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or the Seller’s Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a

Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
ARTICLE 8

MISCELLANEOUS
Section 8.1Notices. All notices, requests and other communications to any Party hereunder shall be in writing and will be (a) delivered by hand or by overnight courier with tracking capabilities, or (b) mailed postage prepaid first class, registered, or certified mail, and, in either case ((a) or (b)), may also be delivered electronically via email, in each case, addressed as set forth below unless changed by written notice so given:
if to Buyer,

Akebia Therapeutics, Inc.
245 First Street, Suite 1400
Cambridge, Massachusetts 02142
Attention: General Counsel
Telephone: 617-871-2098
E-mail: [**]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199-3600
Attention: David McIntosh
Telephone: [**]
E-mail: [**]

if to Seller,

Q32 Bio Inc.
830 Winter St.
Waltham, MA 02451
Attention:
Telephone:
E-mail:

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Jacqueline Mercier and Erini Svokos

Telephone: [**]
E-mail: [**]
or such other address or e-mail address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 8.2Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.
Section 8.3Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the Party incurring such cost or expense.
Section 8.4Governing Law, etc.
(a)Governing Law and Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Buyer and Seller hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each of Buyer and Seller irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York state or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of Buyer and Seller hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. Each of Buyer and Seller hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Buyer and Seller hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that service of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.1 (Notices) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. Notwithstanding anything in this Section 8.4 (Governing Law, etc.) to the contrary, each Party to this Agreement may bring an action to seek equitable relief as provided in Section 8.10 (Specific Performance) in such jurisdiction as it may deem appropriate to enforce its rights hereunder and each Party hereby consents to each such applicable jurisdiction for purposes of such equitable relief.
(b)Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(c)Waiver of Certain Damages. IN CONNECTION WITH ANY DISPUTE HEREUNDER, EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, SPECULATIVE, TREBLE OR PUNITIVE DAMAGES, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, LOST REVENUE, INCOME OR PROFITS, DIMINUTION IN VALUE OR SIMILAR ITEMS FROM THE OTHER PARTY HERETO (OR ANY AFFILIATE OF SUCH OTHER PARTY HERETO), EXCEPT THAT THE COURT SHALL HAVE THE POWER TO AWARD ANY RELIEF PROVIDED BY GOVERNING STATUTE. NOTWITHSTANDING THE FOREGOING, THIS WAIVER WILL NOT APPLY TO LIMIT ANY CLAIM FOR (A) CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT DAMAGES, LOST PROFITS, DIMINUTION IN VALUE, OR SIMILAR ITEMS PAYABLE TO ANY THIRD PARTY BY AN INDEMNIFIED PARTY PURSUANT TO A THIRD PARTY CLAIM, OR (B) CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES WHICH ARE A REASONABLY FORESEEABLE RESULT OF THE FACTS AND CIRCUMSTANCES GIVING RISE TO THE CLAIM, ARISING FROM (I) EITHER PARTY’S BREACH OF SECTION 4.2 (CONFIDENTIALITY), SECTION 4.5 (FURTHER ASSURANCES), OR SECTION 4.10 ([**]), OR (II) SELLER’S OR ITS AFFILIATES’ BREACH OF THE RESTRICTIONS SET FORTH IN SECTION 4.14 (COMPETITION) OR ITS OBLIGATIONS SET FORTH IN SECTION 4.8 (TRANSFER PLAN; TRANSITION ASSISTANCE) OR (III) ANY INACCURACY OR BREACH OF REPRESENTATION BY SELLER SET FORTH IN THIS AGREEMENT.
(d)Neither this Agreement nor any right or obligation of any of the Parties under this Agreement shall be governed by the U.N. Convention on Contracts for the International Sale of Goods, and the Parties to this Agreement expressly waive or disclaim, as the case may be, any right or obligation they may have under this Agreement pursuant to the U.N. Convention on Contracts for the International Sale of Goods.
Section 8.5Successors and Assigns.
(a)General. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns; provided that neither Party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of Law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other Party, except that (i) either Party may, without such consent, assign its rights to, or have its obligations discharged by, an Affiliate, and (ii) subject to Section 8.6 (Divestitures), Buyer may, without such consent, assign its rights or obligations hereunder, in whole or in part, to a successor of all or substantially all of its business or assets to which this Agreement relates, whether in a merger, sale of stock, sale of assets, or any other transaction. With respect to an assignment to an Affiliate, the assigning Party will remain responsible for the performance by such Affiliate of the rights and obligations hereunder. All validly assigned and delegated rights and obligations of the Parties hereunder will be binding and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Seller or Buyer, as the case may be. The permitted assignee or transferee will assume all obligations of its assignor or transferor under this Agreement. Any attempted assignment or transfer in violation of this Section 8.5(a) (General) shall be null and void.
(b)Securitization. Notwithstanding anything to the contrary in Section 8.5(a) (General) or elsewhere in this Agreement, Seller may assign to a Third Party its right to receive the payments owed under Section 1.4 (Contingent Consideration) (such assignment, a “Securitization Transaction”) without the prior written consent of any Buyer Party. Seller shall notify Buyer in writing if it initiates a competitive process to enter into a Securitization Transaction with any Third Party, and Buyer shall be permitted to participate in such process to the extent as any other Third Party. Further, in connection with a contemplated Securitization Transaction, Seller may disclose to such Third Party the Royalty Reports contemplated under Section 1.4(c)(vi) (Royalty Payments and Reports) (without the prior written consent of any Buyer Party), to the extent reasonably necessary to enable such Third Party to evaluate the Securitization Transaction opportunity (provided that such Third Party is under written obligations of confidentiality and non- use with respect to such confidential information that are no less stringent than the terms of the Confidentiality Agreement), and to allow such Third Party to exercise its rights under this Section 8.5(b) (Securitization). As part of any consummated Securitization Transaction, Seller may assign, without the prior written consent of any Buyer Party, its right to receive the Royalty Reports under Section 1.4(c)(vi) (Royalty Payments and Reports) and to conduct audits under Section 1.7 (Inspection of Buyer Records) to the counterparty in such Securitization Transaction, and to allow such counterparty to exercise its rights under such Section.
Section 8.6Divestitures. If at any time after the Closing until all Development and Regulatory Milestone Payments have been received by Seller, a Buyer Party divests or transfers (by way of merger, consolidation, asset acquisition or sale, exclusive license, exclusive sublicense, assignment or other similar transfer) (a “Divestiture”) to a Third Party all of Buyer Parties’ right, title and interest in and to all Products and the IP Rights related to the same (collectively, “Divested Assets” and the Third Party receiving any Divested Assets, the “Transferee”), Buyer will: (i) make provision for the Transferee to assume and succeed to the obligations of Buyer set forth in Section 1.4 (Contingent Consideration); and (ii) prior to or simultaneously with the consummation of any such Divestiture, cause such Transferee to provide to the Seller an instrument of assumption of the Transferred Liabilities in a form substantially similar to the form of assignment and assumption agreement as attached as Exhibit A effecting the assumption and succession described in the foregoing clause (i). Buyer will only remain liable to the Seller for the obligations set forth in Section 1.4 (Contingent Consideration) following any such Divestiture if, at the time of such Divestiture, such Transferee has a lesser ability than Buyer to satisfy its payment obligations as they become due and payable, as indicated by the balance sheets of such Transferee and Buyer at the time of the Divestiture.
Section 8.7Entire Agreement. This Agreement, the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the Parties with respect to the subject matter hereof.
Section 8.8Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 8.9Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which, including those received via facsimile transmission or email (including in PDF format), shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided under Article 6, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.
Section 8.10Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.4 (Governing Law, etc.), in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

Q32 BIO INC. By: /s/ Jodie Morrison Name: Jodie Morrison Title: Chief Executive Officer
Q32 BIO OPERATIONS INC. By: /s/ Jodie Morrison Name: Jodie Morrison Title: Chief Executive Officer
AKEBIA THERAPEUTICS, INC. By: /s/ John P. Butler Name: John P. Butler Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Annex 9.1(a)
Transferred Assets
The Transferred Assets consist only of Seller’s and the Selling Affiliates’ right, title and interest in, to and under the following assets as they exist at the time of the Closing, but in each case specifically excluding any assets described in clauses (i) through (xv) of Annex 9.1(b) (Excluded Assets):
(i)Regulatory Approvals. The INDs exclusively related to the sale of the Product in the Territory, including the INDs set forth on Section 9.1(a)(i) of the Seller Disclosure Letter, all pre-clinical data, clinical data and laboratory data relating to the Products and referenced in such INDs.
(ii)Books and Records. All books and records related to the Acquired Program or any Acquired Molecule, or Acquired Product including lab notebooks, invention disclosures, any relevant training materials or product presentations, market research data, market intelligence reports, and Clinical Trial-related assets, including data, databases, clinical study reports (if any) and ongoing patient management, pertaining to Clinical Trials of any Acquired Product, including those that were made available by Seller in the Data Room.
(iii)Regulatory Documentation. All (A) periodic safety reports or benefit risk evaluation reports, (B) correspondence between Seller or any of Seller’s Affiliates, on the one hand, and any Governmental Authority, on the other hand, relating to any Acquired Molecule or Acquired Product, including any correspondence related to Clinical Trial design, safety reports or updates, complaint files and product quality reviews, (C) other governmental reports, inspectional notices, Form 483 observations and customs notices, (D) medical inquiries, standard response or non-standard letters or talking points, (E) complaints, investigations and corrective and preventive actions, (F) documents, reports, records, information and materials relating to any post-marketing requirements and post-marketing commitments, (G) Trial Master Files related to any Clinical Trials for any Acquired Product conducted by or on behalf of Seller, and (H) any outstanding or ongoing regulatory item, in each case ((A) through (H)), to the extent owned or controlled by Seller or its Affiliates as of the Closing Date.
(iv)Safety Database. Any safety database maintained by Seller or its Affiliates as of the Closing Date for the Products (or any other Acquired Molecule or Acquired Product).
(v)Goodwill. The goodwill generated by or associated with the Business.
(vi)Transferred Contracts. All leases, licenses, bids, tenders, purchase orders, consulting and other service agreements, supply agreements, distribution contracts, manufacturing contracts, maintenance contracts, agreements, commitments, and other contracts (collectively, “Contracts”) relating solely to the operation and conduct of the Business, the development, manufacture, commercialization, or other exploitation of any Acquired Molecule or Acquired Product, or any of the Transferred Assets as set forth on Section 9.1(a)(vi) of the Seller Disclosure Letter, (collectively, the “Transferred Contracts”).
(vii)Transferred Materials. (a) All inventory of Acquired Molecules and Acquired Products, (b) all inventory of all raw materials and lab supplies specific to making the Acquired Molecules and Acquired Products, all work-in-progress related thereto, and all clinical samples and packaging materials specifically related to the Acquired Molecules and Acquired Products, (c) the non-clinical samples related to the Acquired Molecules and Acquired Products as agreed to by the Parties in accordance with the Transfer Plan, and (d) [**], in each case ((a) through
Annex 9.1(a)

(d)), in Seller’s possession or control (including such items held by contract manufacturers or other contractors), including all materials set forth on Section 9.1(a)(vii) of the Seller Disclosure Letter (the “Transferred Materials”).
(viii)Intellectual Property. All Know-How (including Data) related to the Acquired Program or any Acquired Molecule or Acquired Product, and all intellectual property rights therein (including trade secret rights) (the “Transferred Know-How”), all Copyrights related to the Acquired Program or any Acquired Molecule or Acquired Product (the “Transferred Copyrights”), and any Patent Right that claims or discloses any Acquired Molecule or Acquired Product or any method of manufacturing or using any Acquired Molecule or Acquired Product, including the Patent Rights set forth on Section 9.1(a)(viii) of the Seller Disclosure Letter and all Patent Rights that claim priority thereto or share common priority therewith throughout the world (the “Transferred Patent Rights” and together with the Transferred Know-How and Transferred Copyrights the “Transferred IP”), and all claims and causes of action related thereto, including for past, present, and future infringement or misappropriation. For clarity, Transferred Know-How does not include Know-How (including Data) related to [**].
(ix)Domain Names. The Internet domain names set forth on Section 9.1(a)(ix) of the Seller Disclosure Letter (the “Transferred Domain Names”).

Annex 9.1(a)

Annex 9.1(b)
Excluded Assets
The Excluded Assets consist of any assets of Seller or any of the Selling Affiliates that do not constitute Transferred Assets as described on Annex 9.1(a), including without limitation, the following:
(i)Accounts Receivable. All accounts receivable, notes receivable and similar rights to receive payments of Seller or any of the Selling Affiliates existing on the Closing Date and arising out of the operation or conduct of the Business prior to the Closing Date (the “Pre-Closing Accounts Receivable”).
(ii)Cash and Cash Equivalents. All cash, cash equivalents and deposits (including marketable securities and other investment assets and all monies received in respect of the sale of warranty programs) held by Seller or any of the Selling Affiliates on the Closing Date.
(iii)Hedging or Other Currency Exchange Agreements. All rights to receive payments of Seller or any of the Selling Affiliates pursuant to a hedging or other currency exchange agreement existing on the Closing Date.
(iv)Benefit Plans. All the assets of and all the assets relating to and all rights under any employee compensation, benefit or welfare plan or any related contract between any Person and Seller or any of the Selling Affiliates (including Business employee benefit plans).
(v)Certain Records. Any records and files not related to the Acquired Program or any Acquired Molecule or Acquired Product, including, but not limited to, (A) the personnel records maintained by Seller or any of the Selling Affiliates, (B) Tax Returns (except for Tax Returns relating solely to the Transferred Assets or the Business), (C) records (including accounting records) relating to Taxes paid or payable by Seller or any of the Selling Affiliates and all financial and Tax records relating to the Business that form part of Seller’s or any of the Selling Affiliates’ general ledger or otherwise constitute accounting records not relating solely to the Transferred Assets or the Business, and (D) records prepared in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, including bids received from other Persons and analyses relating to the Business communications among Seller and its advisors.
(vi)Certain Contracts and Contract Rights. All rights of Seller and the Selling Affiliates under (A) this Agreement and the Ancillary Agreements, (B) any Shared Contract, including the Contracts set forth on Section 9.1(b)(vi) of the Seller Disclosure Letter, (C) any Contracts related to shared services and systems provided by Seller or the Selling Affiliates to the Business, other than Buyer’s rights under the Ancillary Agreements, and (D) any contracts between or among Seller and any of the Selling Affiliates or between or among the Selling Affiliates, whether arising before or after the Closing Date (collectively, the “Excluded Contracts”).
(vii)Insurance. All current and prior insurance policies arranged or maintained by Seller or any of the Selling Affiliates and all rights of any nature with respect thereto, including all rights to insurance recoveries thereunder and to assert claims with respect to any such insurance recoveries, whether arising before or after the Closing Date.
(viii)Corporate Organizational Records. The organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer
Annex 9.1(b)

books, blank stock certificates and other documents relating to the organization, maintenance and existence of Seller and each of the Selling Affiliates as a corporation or other entity.
(ix)Capital Stock. All shares of capital stock of Seller and the Selling Affiliates.
(x)Tax Claims. (A) Refunds and credits, claims for refunds or credits and rights to receive refunds or credits from any Taxing Authority with respect to Taxes arising out of, relating to or in respect of the Business or the Transferred Assets for any Pre-Closing Tax Period and (B) all VAT credits, refunds, or reclaim rights held by Seller or any of the Selling Affiliates on the Closing Date.
(xi)Real Property. Each of the following: (A) any real property and any buildings, improvements and fixtures thereon; and (B) any leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of Seller or any of the Selling Affiliates.
(xii)Intellectual Property. Except for Transferred IP, all other IP Rights.
(xiii)Domain Names. All Internet domain names other than the Transferred Domain Names.
(xiv)Excluded IT Systems. All property in the nature of databases, software programs, computer hardware, source code and object code owned or licensed by Seller or any of the Selling Affiliates, in each case that is not otherwise specifically set forth on Section 9.1(a) of the Seller Disclosure Letter.
(xv)Furniture, Equipment, and Supplies. All furniture and office and laboratory equipment and supplies (other than Transferred Materials).
Annex 9.1(b)

Annex 9.1(c)
Assumed Liabilities
The Assumed Liabilities consist of the following liabilities and obligations of Seller or any of the Selling Affiliates, but, in each case, specifically excluding any liabilities described in clause (i) through clause Annex 9.1(d)(ix) of Annex 9.1(d) (Excluded Liabilities):
(i)Accounts Payable. All accrued receipts and accounts payable arising out of or relating to the operation or conduct of the Business after the Closing Date.
(ii)Transferred Contract Liabilities. All liabilities and obligations arising out of or relating to the Transferred Contracts arising after the Closing Date or relating to any period after the Closing Date, but excluding those in respect of the Pre-Closing Accounts Payable; provided, however, that the Shared Contracts shall be subject to the provisions of Section 4.4 (Shared Contracts). All liabilities arising under the A&R License Agreement will be Assumed Liabilities.
(iii)Taxes and Transfer Taxes. (A) All Taxes directly arising out of the Transferred Assets for all Post-Closing Tax Periods and (B) all Taxes apportioned to the Buyer pursuant to Section 1.13 (Transfer Taxes and Other Costs) and Section 5.1 (Tax Allocation) of this Agreement.
(iv)Asset Ownership. All liabilities and obligations arising out of or relating to any Transferred Asset or the ownership by Buyer and its Affiliates of any Transferred Asset, in each case, to the extent arising after the Closing Date.
(v)Product Claims. All liabilities and obligations arising after the Closing Date from or relating to lawsuits or other claims, regardless of when commenced or made and irrespective of the legal theory asserted, arising from or relating to the design, manufacture, testing, advertising, marketing, distribution or sale of the Products, including all liabilities and obligations arising from or relating to (A) warranty obligations, (B) infringement, dilution, misappropriation or other violation of IP Rights, (C) alleged or actual hazard or defect, physical injury, death, medical care or medical monitoring or loss or damage to property, arising out of or in connection with the design, manufacture, materials or workmanship, testing, advertising, marketing, distribution, sale or use of the Products in the Territory, including any failure to warn or alleged or actual breach of express or implied warranty or representation; or (D) any recall, withdrawal, retrieval or post-sale warning, in each case ((A) through (D)), with respect to Products (or any other Acquired Molecule or Acquired Product) sold or distributed after the Closing Date by or on behalf of Buyer or its Affiliates.
(vi)Business Claims. Except as otherwise set forth in this Agreement and except for the matters specifically identified as Excluded Liabilities, all obligations and liabilities in respect of any criminal, civil or administrative suit, action or proceeding, pending or threatened, and claims, whether or not presently asserted, arising out of or relating to the operation or conduct of the Business after the Closing Date.
(vii)Clinical Trials. All liabilities and obligations arising from or relating to Clinical Trials for the Products after the Closing Date.

Annex 9.1(c)

Annex 9.1(d)
Excluded Liabilities
The Excluded Liabilities consist of the liabilities and obligations of Seller or any of the Selling Affiliates, other than the Assumed Liabilities described in Annex 9.1(c) (Assumed Liabilities), including the following:
(i)Accounts Payable. All accrued receipts and accounts payable arising out of the ordinary course operation or conduct of the Business before the Closing Date (the “Pre-Closing Accounts Payable”).
(ii)Transferred Contract Liabilities. All liabilities and obligations arising out of or relating to the Transferred Contracts arising prior to the Closing Date or relating to any period prior to the Closing Date, including those in respect of the Pre-Closing Accounts Payable; provided, however, that the Shared Contracts shall be subject to the provisions of Section 4.4. All liabilities arising under the Exclusive License Agreement dated as of [**] between Seller and [**] (as amended prior to the Closing Date) will be Excluded Liabilities, including any amounts due by Seller or its Affiliates to [**].
(iii)Taxes. All Taxes (A) of Seller or the Selling Affiliates relating to the Transferred Assets or the Business for Pre-Closing Tax Periods, and (B) of any other Person (including as a transferee, or successor, or as a result of being a member of an affiliated, consolidated, combined or unitary group), in each case, as a result of a transaction occurring or circumstance existing prior to the Closing, but, excluding any Transfer Taxes that are Assumed Liabilities pursuant to Annex 9.1(c)(iii) (Taxes and Transfer Taxes).
(iv)Employment Matters. All employment, labor, compensation, pension, retirement savings plans (including 401-Ks), employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses relating to each employee of Seller and its Affiliates, including all former employees of the Business (or any dependent or beneficiary of any such employee), in each case, that arise out of an event or events that occur at any time prior to, on, or after the Closing Date.
(v)Excluded Asset Liabilities. Each liability, obligation or commitment that relates exclusively to, or that arises exclusively out of, any Excluded Asset, or that arises out of the distribution to, or ownership by, Seller or any of the Selling Affiliates of any Excluded Asset or associated with the realization of the benefits of any Excluded Asset, whether arising before or after the Closing Date.
(vi)Real Estate Liabilities; Environmental Liabilities. All liabilities and obligations in respect of any real property, including, without limitation, those arising under or relating to any Environmental Law or Hazardous Substances, whether arising prior to, on, or after the Closing Date.
(vii)Asset Ownership. All liabilities and obligations arising out of or relating to any Transferred Asset or the ownership by Buyer and its Affiliates of any Transferred Asset to the extent arising, or relating to the period, prior to the Closing Date.
(viii)Product Claims. All liabilities and obligations arising from or relating to lawsuits or other claims, regardless of when commenced or made and irrespective of the legal theory asserted, arising from or relating to the design, manufacture, testing, advertising, marketing, distribution or sale of the Products, including all liabilities and obligations arising from or relating to (A) warranty obligations, (B) infringement, dilution, misappropriation or other
Annex 9.1(d)

violation of IP Rights, (C) alleged or actual hazard or defect, physical injury, death, medical care or medical monitoring or loss or damage to property, arising out of or in connection with the design, manufacture, materials or workmanship, testing, advertising, marketing, distribution, sale or use of the Products in the Territory, including any failure to warn or alleged or actual breach of express or implied warranty or representation; or (D) any recall, withdrawal, retrieval or post-sale warning, in each case ((A) through (D)), with respect to Products (or any other Acquired Molecule or Acquired Product) sold or distributed prior to the Closing Date by or on behalf of Seller or its Affiliates.
(ix)Business Claims. Except as otherwise set forth in this Agreement and except for the matters specifically identified as Assumed Liabilities, all obligations and liabilities in respect of any criminal, civil or administrative suit, action or proceeding, pending or threatened, and claims, whether or not presently asserted, arising out of or related to the operation or conduct of the Business prior to the Closing Date.
(x)Clinical Trials. All liabilities and obligations arising from or relating to the Clinical Trials for a Product conducted by or on behalf of the Seller or its Affiliates prior to the Closing Date.

Annex 9.1(d)